CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Amount to be Registered	Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Amount of Registration Fee(1)
4.625% Notes due 2014	$500,000,000	100%	$500,000,000	$27,900

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

Filed Pursuant to Rule 424(b)(5)
Registration No. 333-152678

PROSPECTUS SUPPLEMENT

(To prospectus dated July 31, 2008)

$500,000,000

Northern Trust Corporation

4.625% Notes due 2014

The notes will bear interest at the rate of 4.625% per year. Interest on the notes is payable on May 1 and November 1 of each year, beginning November 1, 2009. The notes will mature on May 1, 2014. We have no right to redeem the notes prior to their maturity.

The notes are unsecured and rank equally with all of our other existing and future senior unsecured and unsubordinated debt. The notes will be issued only in registered book-entry form in denominations of $2,000 and integral multiples of $1,000.

See “Risk Factors ” on page S-5 of this prospectus supplement and page 3 of the accompanying prospectus to read about important factors you should consider before buying the notes.

Neither the Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Note	Total
Initial public offering price	100.0%	$500,000,000
Underwriting discount	.30%	$1,500,000
Proceeds, before expenses, to Northern Trust	99.70%	$498,500,000

The initial public offering price set forth above does not include accrued interest, if any. Interest on the notes will accrue from May 1, 2009 and must be paid by the purchasers if the notes are delivered after that date.

We also sold 15,000,000 shares of our common stock in a separate registered public offering. The consummation of this offering is not conditioned upon the concurrent consummation of the offering of common stock and vice versa.

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

The underwriters expect to deliver the notes through the facilities of The Depository Trust Company against payment in New York, New York on May 1, 2009.

Joint Book-Running Managers

Goldman, Sachs & Co.	Morgan Stanley

Banc of America Securities LLC
Loop Capital Markets, LLC
The Williams Capital Group, L.P.

The date of this prospectus supplement is April 28, 2009.

ABOUT THIS PROSPECTUS SUPPLEMENT

This document is in two parts. The first part is this prospectus supplement, which describes the specific terms of the notes we are offering and certain other matters relating to us and our financial condition. The second part, the base prospectus, gives more general information about securities we may offer from time to time, some of which does not apply to the notes we are offering. Generally, when we refer to this prospectus, we are referring to both parts of this document combined. To the extent the description of the notes in this prospectus supplement differs from the description in the base prospectus, you should rely on the information in this prospectus supplement.

You should rely only on the information contained in this document or to which this document refers you, or other offering materials filed by us with the Securities and Exchange Commission (SEC). We have not authorized anyone, and we have not authorized the underwriters to authorize anyone, to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information appearing in this prospectus supplement, the base prospectus and the documents incorporated by reference is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement or any sale of the notes. Our business, financial condition, results of operations and prospects may have changed since those dates.

The notes are offered globally for sale in those jurisdictions in the United States, Europe, Asia and elsewhere where it is lawful to make such offers. See “Underwriting.”

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the notes in certain jurisdictions may be restricted by law. Persons into whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “Underwriting.”

References herein to “$” and “dollars” are to the currency of the United States.

OFFERING OF COMMON STOCK

We also sold 15,000,000 shares of our common stock in a separate registered public offering. The consummation of this offering is not conditioned upon the concurrent consummation of the offering of common stock and vice versa.

S-i

PROSPECTUS SUPPLEMENT

PROSPECTUS

S-ii

SUMMARY

This summary highlights selected information from this prospectus supplement and the accompanying prospectus to help you understand us and the notes. The “Supplemental Description of Notes” section of this prospectus supplement and the “Description of Debt Securities” section of the accompanying prospectus contain more detailed information regarding the terms and conditions of the notes. You should carefully read this prospectus supplement and the accompanying prospectus to fully understand the terms of the notes and the other considerations that are important to you in making a decision about whether to invest in the notes.

Unless otherwise indicated, references in this prospectus supplement to “Northern Trust,” “the Corporation,” “we,” “us” and “our” are to Northern Trust Corporation and its consolidated subsidiaries. References to “the Bank” are to The Northern Trust Company.

Northern Trust Corporation

We are a financial holding company that is a leading provider of investment management, asset and fund administration, fiduciary, and banking solutions for corporations, institutions, and affluent individuals. We conduct business through various U.S. and non-U.S. subsidiaries, including the Bank. We have a network of 85 offices in 18 U.S. states and offices in 15 international locations outside the U.S. At March 31, 2009, we had consolidated total assets of $78.5 billion and stockholders’ equity of $6.5 billion. At December 31, 2008, we had consolidated total assets of $82.1 billion and stockholders’ equity of $6.4 billion.

The Bank is an Illinois banking corporation headquartered in the Chicago financial district and our principal subsidiary. Founded in 1889, the Bank conducts its business through its U.S. operations and its various U.S. and non-U.S. branches and subsidiaries. At March 31, 2009, the Bank had consolidated assets of $65.8 billion and common equity capital of $4.5 billion. At December 31, 2008, the Bank had consolidated assets of $70.4 billion and common equity capital of $4.3 billion.

We expect that, although the operations of other banking and non-banking subsidiaries will continue to be of increasing significance, the Bank will in the foreseeable future continue to be the major source of our consolidated assets, revenues, and net income.

Business Units

We organize our services globally around our two client-focused principal business units: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). Two other business units provide services to the two principal business units: Northern Trust Global Investments (NTGI), which provides investment management, and Operations and Technology (O&T), which provides operating and systems support.

The following is a brief summary of each business unit’s activities and the activities of the Corporate Financial Management Group and the Corporate Risk Management Group.

Corporate and Institutional Services

C&IS is a leading global provider of asset servicing, asset management, and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies, and government funds. C&IS also offers a full range of commercial banking services, placing special emphasis on developing and supporting institutional relationships in two target markets: large and mid-sized corporations and financial institutions. Asset servicing, asset management, and related services encompass a full range of state-of-the-art capabilities including: global master trust and custody, trade settlement, and reporting; fund administration; cash management; investment risk and performance analytical services; and investment operations outsourcing. Client relationships are managed through the Bank and the Bank’s and the Corporation’s subsidiaries, including support from international locations in North America, Europe, the Asia-Pacific region and the Middle East. Asset servicing relationships managed by C&IS often include investment management, securities lending, transition management, and commission recapture services provided through NTGI. C&IS also provides related foreign exchange services in the U.S., U.K., Guernsey, and Singapore. At March 31, 2009, total C&IS assets under custody were $2.6 trillion and assets under management were $392.0 billion. At December 31, 2008, total C&IS assets under custody were $2.7 trillion and assets under management were $426.4 billion.

Personal Financial Services

PFS provides personal trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; qualified retirement plans; brokerage services; and private and business banking. PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees, and established privately-held businesses in its target markets. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of individuals and family offices in the United States and throughout the world with assets typically exceeding $200 million.

PFS is one of the largest providers of personal trust services in the United States, with $281.7 billion and $288.3 billion in assets under custody and $130.3 billion and $132.4 billion in assets under management at March 31, 2009 and December 31, 2008, respectively. PFS services are delivered through a network of 85 offices in 18 U.S. states as well as offices in London and Guernsey.

Northern Trust Global Investments

NTGI, through various subsidiaries of the Corporation, provides a broad range of investment management and related services and other products to U.S. and non-U.S. clients, including clients of C&IS and PFS. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, non-U.S. collective investment funds and unregistered private investment funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds) and multi-manager products and services. NTGI’s activities also include brokerage, securities lending, transition management, and related services. NTGI’s business operates internationally through subsidiaries, joint ventures, alliances, and distribution arrangements.

Operations and Technology

O&T supports all of Northern Trust’s business activities, including the processing and product management activities of C&IS, PFS, and NTGI. These activities are conducted principally in the operations and technology centers in Chicago, London, and Bangalore and fund administration centers in Ireland.

Corporate Financial Management Group

The Corporate Financial Management Group includes the Chief Financial Officer, Controller, Treasurer, Corporate Development, Financial Analysis & Internal Consulting, Investor Relations, and Strategic Sourcing functions. The Group is responsible for Northern Trust’s accounting and financial infrastructure and for managing the Corporation’s financial position.

Corporate Risk Management Group

The Corporate Risk Management Group includes the Credit Policy and other Corporate Risk Management functions. The Corporate Risk Management Group monitors, measures, and facilitates the management of risks across the businesses of the Corporation and its subsidiaries.

Our principal executive offices are located at 50 South LaSalle Street, Chicago, Illinois 60603, and our telephone number is (312)  630-6000.

RECENT DEVELOPMENTS

We reported net income per common share of $.61 in the first quarter of 2009 compared with reported net income per common share of $1.71 in the first quarter of 2008. Net income in the first quarter was $161.8 million compared with reported net income of $385.2 million in the first quarter of last year. Reported earnings for the prior year period included a pre-tax non-operating benefit of $244.0 million ($.68 per share, net of tax) realized in connection with the March 2008 initial public offering of Visa Inc. (Visa) common stock. Operating earnings in the prior year period, which excluded the Visa benefits, were $231.7 million, or $1.03 per common share, as compared with $161.8 million of net income in the current year period, or $.61 per common share. In addition, $23.0 million of preferred stock dividends were accrued in the current quarter in connection with our participation in the Troubled Asset Relief Program (TARP) Capital Purchase Program, which reduced net income per common share by $.10.

Our risk-based capital ratios at March 31, 2009 included a tier 1 capital ratio of 13.0%, total risk-based capital ratio of 15.2%, and leverage ratio of 8.9%, which exceeded the regulatory requirements for classification as a “well capitalized” institution established by U.S. banking regulators of 6%, 10%, and 5%, respectively. Each of our U.S. subsidiary banks had capital ratios at March 31, 2009 that were above the level required for classification as a “well capitalized” institution.

The ratio of tangible common equity to tangible assets was 5.9% at March 31, 2009, up from 5.5% at March 31, 2008. Tangible common equity is calculated as total stockholders equity less preferred stock, goodwill and identifiable intangible assets, adjusted for related deferred tax liabilities. Tangible assets are total assets less goodwill and identifiable intangible assets. The tangible common equity ratio is a non-GAAP financial measure that is being provided as it is a measure that we and investors use to assess capital adequacy.

THE OFFERING

Issuer	Northern Trust Corporation

Securities offered	$500,000,000 aggregate principal amount of 4.625% notes due 2014.

Maturity date	The notes will mature on May 1, 2014.

Interest rate	The interest rate on the notes will be 4.625% per annum.

Interest payment dates	Each May 1 and November 1, commencing November 1, 2009.

Ranking	The notes are unsecured and rank equally with all of our other existing and future senior unsecured and unsubordinated debt.

The Indenture does not limit the amount of debt that Northern Trust Corporation or any of its subsidiaries may incur.

Redemption	We have no right to redeem the notes prior to maturity.

Use of proceeds	The net proceeds, after estimated expenses, to us from the sale of the notes offered hereby will be approximately $498,200,000.

We intend to use the proceeds of this offering for general corporate purposes, including the funding of additional contributions to the capital of our subsidiaries.

We have been consulting with our regulators, including discussing our own internal capital evaluation, and intend to use the capital raised hereby, plus additional resources (including the proceeds from our common stock offering), to redeem all of the shares of our Fixed Rate Cumulative Perpetual Preferred Stock, Series B, without par value and having a liquidation preference of $1,000 per share (Series B Preferred Stock) and repurchase the ten-year warrant to purchase up to 3,824,624 shares of our common stock (the Warrant) issued and sold, in each case, to the U.S. Department of the Treasury (U.S. Treasury) as part of the Troubled Asset Relief Program Capital Purchase Program. There can be no assurance when the Series B Preferred Stock can be redeemed and the Warrant can be repurchased.

Offering of Common Stock	We also sold 15,000,000 shares of our common stock in a separate registered public offering.

The consummation of this offering is not conditioned upon the concurrent consummation of the offering of common stock and vice versa.

Risk factors	See “Risk Factors” and other information we include or incorporate by reference in this prospectus supplement and the accompanying prospectus for a discussion of factors you should carefully consider before deciding to invest in the notes.

For additional information regarding the notes, see “Supplemental Description of the Notes” on page S-9.

RISK FACTORS

In deciding whether to invest in the notes, you should consider carefully the following factors that could materially adversely affect our operating results and financial condition, and the value of your investment in the notes. Although we have tried to discuss key factors, please be aware that other risks may prove to be important in the future. New risks may emerge at any time, and we cannot predict those risks or estimate the extent to which they may affect our financial performance. You should also consider the information included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 and the Factors Affecting Future Results described in our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2009, as well as any subsequent reports on Form 8-K we may file. Each of the risks described below could result in a decrease in the value of the notes and your investment therein.

We are a holding company, and as a result we are dependent on dividends from our subsidiaries, including the Bank, to meet our obligations, including with respect to the notes.

We are a non-operating holding company, whose principal asset and source of income is our investment in the Bank. We are a legal entity separate and distinct from the Bank and our other subsidiaries and, therefore, rely primarily on dividends from these subsidiaries to meet our obligations, including with respect to the notes, and to provide funds for payment of dividends to our shareholders, to the extent declared by our board of directors. There are various legal limitations on the extent to which the Bank and our other subsidiaries can finance or otherwise supply funds to us (by dividend or otherwise) and certain of our affiliates. Although we maintain cash positions for liquidity at the holding company level, if the Bank or other of our subsidiaries were unable to supply us with cash over time, we could be unable to meet our obligations, including with respect to the notes. See “Certain Regulatory Considerations—Restrictions on Payment of Dividends” in the accompanying prospectus.

Because we are a holding company, our rights and the rights of our creditors, including the holders of the notes, to a share of the assets of any subsidiary upon the liquidation or recapitalization of the subsidiary will be subject to the prior claims of the subsidiary’s creditors (including, in the case of the Bank and our other banking subsidiaries, its depositors), except to the extent that we may ourselves be a creditor with recognized claims against the subsidiary. Accordingly, the notes will be effectively subordinated to all existing and future liabilities of our subsidiaries.

There may not be any trading market for the notes; many factors affect the trading market and value of the notes.

Upon issuance, the notes will not have an established trading market. We cannot assure you that a trading market for the notes will ever develop or be maintained if developed. In addition to our creditworthiness, many factors affect the trading market for, and trading value of, the notes. These factors include:

•	the time remaining to the maturity of the notes,

•	the outstanding amount of notes with terms identical to the notes offered in this prospectus supplement,

•	the redemption or repayment features, if any, of the notes, and

•	the level, direction and volatility of market interest rates generally.

You should also be aware that there may be a limited number of buyers when you decide to sell your notes. This may affect the price you receive for your notes or your ability to sell your notes at all.

Our credit ratings may not reflect all risks of an investment in the notes.

Our credit ratings are an assessment of our ability to pay our obligations. Consequently, real or anticipated changes in our credit ratings will generally affect the market value of the notes. Our credit ratings, however, may not reflect the potential impact of risks related to market or other factors discussed above on the value of the notes.

There can be no assurance when the Series B Preferred Stock can be redeemed and the Warrant can be repurchased.

While we intend to redeem the Series B Preferred Stock and repurchase the Warrant with the proceeds from this offering, as described in “Use of Proceeds,” there can be no assurance when the Series B Preferred Stock can be redeemed and the Warrant can be repurchased. Until such time as the Series B Preferred stock is redeemed and the Warrant is repurchased, we will remain subject to the terms and conditions set forth in the Letter Agreement, dated November 14, 2008 and the Securities Purchase Agreement—Standard Terms attached thereto (collectively, the Securities Purchase Agreement), which, among other things, require us to obtain regulatory approval to pay dividends on our common stock in excess of $0.28 per share and, with some exceptions, to repurchase shares of our common stock. Further, our continued participation in the Capital Purchase Program under the Troubled Asset Relief Program subjects us to increased regulatory and legislative oversight. The recently enacted American Recovery and Reinvestment Act of 2009 (ARRA) includes amendments to the executive compensation provisions of the Emergency Economic Stabilization Act of 2008 (EESA), under which the Troubled Asset Relief Program was established. These amendments apply not only to future participants under the Troubled Asset Relief Program, but also apply retroactively to companies like us that are current Troubled Asset Relief Program participants. The ARRA amendments also impose restrictions on excessive or luxury expenditures. The full scope and impact of these amendments is uncertain and difficult to predict. ARRA directs the Secretary of the Treasury to adopt standards that will implement the amended provisions of EESA and directs the SEC to issue rules in connection with certain of the amended provisions, but the particular scope of those standards and rules, and the timing of their issuance, is not known. These new and any future legal requirements and implementing standards under the Troubled Asset Relief Program may have unforeseen or unintended adverse effects on the financial services industry as a whole, and particularly on Troubled Asset Relief Program participants such as ourselves. They may require significant time, effort, and resources on our part to ensure compliance, and the evolving regulations concerning executive compensation may impose limitations on us that affect our ability to compete successfully for executive and management talent. For additional information concerning our participation in the Troubled Asset Relief Program, see “Regulation and Supervision” in Item 1 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2008.

INCORPORATION BY REFERENCE

We are subject to the informational reporting requirements of the Securities Exchange Act of 1934. You may read and copy any document that we file at the public reference facilities of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. You may also inspect our annual, quarterly and current reports, any proxy statements and other information over the Internet at the SEC’s home page at http://www.sec.gov.

The SEC allows us to “incorporate by reference” information into this prospectus supplement and the accompanying prospectus. This means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus. Information that we file with the SEC after the date of this prospectus supplement will automatically modify and supersede the information included or incorporated by reference in this prospectus supplement and the accompanying prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference:

•

our Annual Report on Form 10-K for the fiscal year ended December 31, 2008 (including portions of our definitive Proxy Statement for the 2009 Annual Meeting of Stockholders incorporated therein by reference);

•	our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009;

•	our Current Reports on Form 8-K dated January 26, 2009 and January 29, 2009; and

•	any future filings we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the notes offered by this prospectus supplement.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Northern Trust Corporation, 50 South LaSalle Street, Chicago, Illinois 60603, Attention: Corporate Secretary, Telephone: (312) 444-3714. These filings are also available on the website we maintain at www.northerntrust.com. The information contained at our Internet site is not incorporated by reference in this prospectus supplement, and you should not consider it a part of this prospectus supplement.

USE OF PROCEEDS

The net proceeds, after estimated expenses, to us from the sale of the notes offered hereby will be approximately $498,200,000. We intend to use the proceeds of this offering for general corporate purposes, including the funding of additional contributions to the capital of our subsidiaries. We have been consulting with our regulators, including discussing our own internal capital evaluation, and intend to use the capital raised hereby, plus additional resources (including the proceeds from our common stock offering), to redeem all of the shares of our Series B Preferred Stock and repurchase the Warrant issued and sold, in each case, to the U.S. Treasury as part of the Troubled Asset Relief Program Capital Purchase Program. There can be no assurance when the Series B Preferred Stock can be redeemed and the Warrant can be repurchased.

CAPITALIZATION

The following table shows our capitalization and short-term indebtedness at March 31, 2009 (1) on a consolidated basis, (2) on a consolidated basis as adjusted to reflect the recent sale of 15,000,000 shares of our common stock and (3) on a consolidated basis as further adjusted to reflect the issuance and sale of the notes. The consummation of this offering is not conditioned upon the concurrent consummation of the offering of common stock and vice versa. This table should be read in conjunction with our consolidated financial statements and related notes for the three months ended March 31, 2009, incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in the accompanying prospectus.

	March 31, 2009
	Actual	As Adjusted	As Further Adjusted
	(in millions)
Senior notes (excluding amounts due within one year)	$905.6	$905.6	$1,405.6
Long-term debt (excluding amounts due within one year)	2,789.2	2,789.2	2,789.2
Floating rate capital debt	276.7	276.7	276.7
Stockholders’ equity
Preferred stock—Series B (net of discount—$71.4)	1,504.6	1,504.6	1,504.6
Common stock	379.8	404.8	404.8
Additional paid-in capital	163.0	863.2	863.2
Retained earnings	5,166.6	5,166.6	5,166.6
Accumulated other comprehensive loss	(446.1)	(446.1)	(446.1)
Treasury stock	(243.2)	(243.2)	(243.2)

Total stockholders’ equity	6,524.7	7,249.9	7,249.9

Total capitalization	$10,496.2	$11,221.4	$11,721.4

Short-term borrowings (including current portion of long-term and senior debt)	$11,457.8	$11,457.8	$11,457.8

RATIOS OF EARNINGS TO FIXED CHARGES

The following are ratios of our earnings to fixed charges and ratios of earnings to fixed charges and preferred stock dividends for each of the periods indicated:

	Three Months Ended March 31, 2009	Fiscal Year Ended December 31,
		2008	2007	2006	2005	2004
Earnings to Fixed Charges
Excluding Interest on Deposits:	5.13	5.06	3.60	3.27	3.64	3.63
Including Interest on Deposits:	2.97	1.89	1.54	1.67	1.92	2.29

Earnings to Fixed Charges and Preferred Stock Dividend Requirements
Excluding Interest on Deposits:	3.60	4.83	3.60	3.27	3.64	3.63
Including Interest on Deposits:	2.54	1.88	1.54	1.67	1.92	2.29

For purposes of calculating the ratio of earnings to fixed charges, “earnings” consist of net income before extraordinary items plus applicable income taxes and fixed charges. “Fixed charges, excluding interest on deposits” consist of interest expense (other than on deposits) and the portion of rental expenses deemed to be representative of the interest factor. “Fixed charges, including interest on deposits” consist of all interest and the portion of rental expenses deemed to be representative of the interest factor.

Certain custody related deposit and overdraft amounts, previously included within other operating income, are now included within net interest income in order to better align the classifications of these income and expense amounts with the related balance sheet presentation. Prior period amounts have been reclassified to place them on a comparable basis.

SUPPLEMENTAL DESCRIPTION OF THE NOTES

Please read the following information concerning the notes in conjunction with the statements under “Description of the Debt Securities” in the accompanying prospectus, which the following information supplements and, if there are any inconsistencies, supersedes. The following description is not complete. The notes will be issued under the Indenture, dated as of August 15, 2006, that we have entered into with The Bank of New York Mellon Trust Company, N.A. (as successor-in-interest to JPMorgan Chase Bank, N.A.), as trustee. The Indenture is described in the accompanying prospectus and is filed as an exhibit to the registration statement under which the notes are being offered and sold.

Maturity, Interest and Payment

The notes will mature on May 1, 2014. The notes will bear interest from and including May 1, 2009, payable in arrears on May 1 and November 1 of each year, commencing November 1, 2009. Interest payable on each interest payment date will be paid to the persons in whose names the notes are registered at the close of business on the 15th calendar day prior to such interest payment date, and interest payable at maturity will be paid to the persons to whom the principal is then payable. If an interest payment date falls on a day that is not a business day, interest will be payable on the next succeeding business day with the same force and effect as if made on such interest payment date, and interest will not accrue on the amount so payable for the period from and after the interest payment date. Interest on the notes will be calculated on the basis of a 360-day year, consisting of twelve 30-day months, and will accrue from May 1, 2009 or from the most recent interest payment date to which interest has been paid. We have no right to redeem the notes prior to maturity.

At maturity, the amounts due and payable on the notes will be 100% of their principal amount outstanding, together with interest accrued to the maturity date. If the maturity falls on a day that is not a business day, the payment of principal and interest will be made on the next succeeding business day with the same force and effect as if made at maturity, and no interest on such payment will accrue for the period from and after such maturity.

Forms and Denominations

The notes will be issued as one or more fully registered global securities in the name of a nominee of The Depository Trust Company and will be available only in book-entry form. See “Global Securities” in the accompanying prospectus. The notes are available for purchase in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Additional Notes

We may, without the consent of the holders of the notes offered in this prospectus supplement, create and issue additional notes ranking equally with the notes offered in this prospectus supplement in all respects, including having the same CUSIP number, so that such additional notes would be consolidated and form a single series with the notes offered in this prospectus supplement and would have the same terms as to status, redemption or otherwise as the notes offered hereby. No additional notes may be issued if an Event of Default has occurred and is continuing with respect to the notes offered in this prospectus supplement. Additional notes may not be fungible with the notes for U.S. federal income tax purposes.

Listing

The notes will not be listed on any securities exchange. Currently, there is no public market for the notes.

Depositary

Upon issuance, the notes will be represented by one or more fully registered global notes. Each global note will be deposited with, or on behalf of, The Depository Trust Company or any successor thereto, as depositary, and registered in the name of Cede & Co. (DTC’s partnership nominee).

MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES

The following summary describes the material U.S. federal income tax consequences of the acquisition, ownership and disposition of the notes as of the date hereof to U.S. holders and non-U.S. holders (each as defined below) that acquire notes for cash at their original issue price pursuant to this offer. The summary is based on the Internal Revenue Code of 1986, as amended (the Code), Treasury Regulations, judicial decisions, published positions of the Internal Revenue Service (IRS), and other applicable authorities, all as in effect as of the date hereof and all of which are subject to change or differing interpretations (possibly with retroactive effect). The discussion does not address all of the tax consequences that may be relevant to a particular person or to persons subject to special treatment under U.S. federal income tax laws (such as financial institutions, broker-dealers, insurance companies, regulated investment companies, real estate investment trusts, cooperatives, traders in securities who elect to apply a mark-to-market method of accounting, persons that have a functional currency other than the U.S. dollar, expatriates, tax-exempt organizations, or persons that are, or hold their notes through, partnerships or other pass-through entities), or to persons who hold the notes as part of a straddle, hedge, conversion, synthetic security, or constructive sale transaction for U.S. federal income tax purposes, all of whom may be subject to tax rules that differ from those summarized below. In addition, this discussion does not address the consequences of the alternative minimum tax, or any state, local or foreign tax consequences or any tax consequences other than U.S. federal income tax consequences. This summary deals only with persons who hold the notes as capital assets within the meaning of Section 1221 of the Code (generally, property held for investment). No IRS ruling has been or will be sought regarding any matter discussed herein. Holders are urged to consult their tax advisors as to the particular U.S. federal tax consequences to them of the acquisition, ownership and disposition of notes, as well as the effects of state, local and non-U.S. tax laws.

For purposes of this summary, a “U.S. holder” means a beneficial owner of a note (as determined for U.S. federal income tax purposes) that is, or is treated as, a citizen or individual resident of the U.S., a corporation created or organized in the U.S. or under the laws of the U.S. or any political subdivision thereof, an estate the income of which is subject to U.S. federal income taxation regardless of its source, or a trust if (i) a court within the U.S. is able to exercise primary supervision over the administration of the trust and one or more U.S. persons have the authority to control all substantial decisions of the trust, or (ii) the trust has a valid election in effect to be treated as a U.S. person. A “non-U.S. holder” means any beneficial owner (other than a partnership or other pass-through entity for U.S. federal income tax purposes) that is not a “U.S. holder.”

If a partnership (including any entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes) is a holder of a note, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of such partnership. Partners and partnerships should consult their tax advisors as to the particular U.S. federal income tax consequences applicable to them.

It is not expected that the notes will be issued with “original issue discount” for U.S. federal income tax purposes. If the notes are issued with more than a defined de minimis amount of original issue discount, U.S. federal income tax consequences materially different than those described below would apply to U.S. holders.

U.S. Holders

Interest.    Payments of interest on the notes will be taxable to a U.S. holder as ordinary interest income at the time such holder receives or accrues such amounts, in accordance with its regular method of tax accounting.

Disposition.    Upon the sale, exchange or other disposition of a note, a U.S. holder generally will recognize taxable capital gain or loss equal to the difference, if any, between the amount realized and the holder’s adjusted tax basis in the note at the time. Such gain or loss will be long-term capital gain or loss if the U.S. holder’s holding period with respect to the note disposed of is more than one year at the time. To the extent that amounts received include accrued but unpaid interest that the U.S. holder has not yet included in income, such interest will not be taken into account in determining gain or loss, but will instead be taxable as ordinary interest income. The deductibility of capital losses is subject to limitations.

Information reporting and backup withholding.    Interest paid or accrued on a note, as well as the proceeds from a sale, exchange or other disposition of a note, generally will be subject to information reporting (unless the U.S. holder is a corporation or other exempt recipient). In addition, such amounts may be subject to backup withholding (currently imposed at 28%) unless the U.S. holder (1) is a corporation or is otherwise exempt from backup withholding or (2) provides a correct taxpayer identification number (generally on IRS Form W-9) and, in each case, otherwise complies with the applicable requirements of the backup withholding rules. Backup withholding is not an additional tax. If backup withholding results in an overpayment of taxes, a U.S. holder may obtain a refund or credit, provided that the U.S. holder furnishes the required information to the IRS in a timely manner.

Non-U.S. Holders

Interest.    Subject to the discussion of backup withholding below, a non-U.S. Holder generally will not be subject to U.S. federal income or withholding tax on interest paid on a note, if the interest is not effectively connected with a U.S. trade or business, provided that the non-U.S. Holder:

(1) does not actually or constructively, directly or indirectly, own 10% or more of our voting stock; and

(2) is not a controlled foreign corporation that is related to us (directly or indirectly) through stock ownership; and

(3) is not a bank that acquired the note in connection with an extension of credit made pursuant to a loan entered into in the ordinary course of business; and

(4) certifies to its non-U.S. status on IRS Form W-8 BEN.

Alternatively, a non-U.S. holder that cannot satisfy the above requirements generally will be exempt from U.S. federal withholding tax with respect to interest paid on the notes if the holder establishes that such interest is not subject to withholding tax because it is effectively connected with the non-U.S. holder’s conduct of a trade or business in the U.S. (generally, by providing an IRS Form W-8ECI). However, to the extent that such interest is effectively connected with the non-U.S. holder’s conduct of a trade or business (and, in the case of certain tax treaties, is attributable to a permanent establishment or fixed base within the U.S.), the non-U.S. holder will be subject to U.S. federal income tax on a net basis and, if it is a foreign corporation, may be subject to a 30% U.S. branch profits tax (or lower applicable treaty rate). In addition, under certain income tax treaties, the U.S. withholding rate on interest payments may be reduced or eliminated, provided the non-U.S. holder complies with the applicable certification requirements (generally, by providing an IRS Form W-8 BEN).

Disposition.    Subject to the discussion below regarding information reporting and backup withholding, a non-U.S. holder generally will not be subject to U.S. federal income taxation with respect to gain realized on the sale, exchange or other disposition of a note, unless

(1) the non-U.S. holder holds the note in connection with the conduct of a U.S. trade or business (and, in the case of certain tax treaties, the gain is attributable to a permanent establishment or fixed base within the U.S.); or

(2) in the case of an individual, such individual is present in the U.S. for 183 days or more during the taxable year in which gain is realized and certain other conditions are met.

Information reporting and backup withholding.    A non-U.S. holder not subject to U.S. income tax may nonetheless be subject to backup withholding (currently imposed at 28%) and information reporting with respect to interest paid or accrued on a note, and with respect to amounts realized on the disposition of a note, unless the non-U.S. holder provides the withholding agent with the applicable IRS Form W-8 or otherwise establishes an exemption. Non-U.S. holders should consult their tax advisors as to their qualifications for an exemption for backup withholding and the procedure for obtaining such an exemption. In addition, payments to a Non-U.S. Holder and proceeds from certain dispositions of a note may be reported to the IRS and may also be made available to the tax authorities in the country in which the non-U.S. holder resides under the provisions of an applicable income tax treaty. Backup withholding is not an additional tax. Any amounts withheld under the backup withholding rules from a payment to a non-U.S. holder may be credited against the non-U.S. holder’s U.S. federal income tax liability, if any, or refunded, if the required information is furnished to the IRS in a timely manner. Non-U.S. holders should consult their tax advisors regarding the information reporting and backup withholding rules to them.

CERTAIN ERISA CONSIDERATIONS

The following is a summary of certain considerations associated with the purchase of notes by employee benefit plans that are subject to Title I of the Employee Retirement Income Security Act of 1974, as amended (ERISA), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Code, or provisions under any federal, state, local non-U.S. or other laws or regulations that are similar to such provisions of ERISA or the Code, and entities whose underlying assets are considered to include “plan assets” of such plans, accounts and arrangements (each, a Plan). The Pension Protection Act of 2006 added new Section 3(42) to ERISA defining what constitute “plan assets.”

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an ERISA Plan) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the management or administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the notes of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any similar law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable similar laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engages in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engages in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition or holding of notes by an ERISA Plan with respect to which we or an underwriter are considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the notes. These class exemptions include PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. There can be no assurance that a particular purchase of notes will satisfy all of the conditions of any such exemptions. Also, in this regard, the Pension Protection Act of 2006 added statutory exemptions in Section 408(b)(16), (17) and (19) that may apply to the acquisition or holding of the notes.

Because of the foregoing, the notes should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or a violation of any applicable similar laws.

Representation

By acceptance of a note, each purchaser and subsequent transferee of a note will be deemed to have represented and warranted that (i) no portion of the assets used by such purchaser or transferee to acquire and hold the note constitutes assets of any Plan, (ii) the Plan is a governmental plan as defined in Section 3(32) of ERISA which is not subject to the provisions of Title I of ERISA or Section 4975 of the Code or (iii) the purchase and holding of the note by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or violation under any applicable similar laws because such purchase and holding satisfies the conditions of a class exemption, including PTCE 91-38, 90-1, 84-14, 95-60 or 96-23 or a statutory exemption (including Sections 408(b)(16), (17) or (19) of ERISA).

The foregoing discussion is general in nature and is not intended to be all-inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the notes on behalf of, or with the assets of, any Plan consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any similar laws to such investment and whether an exemption would be applicable to the purchase and holding of the notes.

UNDERWRITING

We and the underwriters for the offering named below have entered into an underwriting agreement with respect to the notes. Subject to certain conditions, each underwriter has severally agreed to purchase the principal amount of notes indicated in the following table.

Underwriters	Principal Amount of Notes
Goldman, Sachs & Co.	$175,000,000
Morgan Stanley & Co. Incorporated	175,000,000
Banc of America Securities LLC	50,000,000
Loop Capital Markets, LLC	50,000,000
The Williams Capital Group, L.P.	50,000,000

Total	$500,000,000

The underwriters are committed to take and pay for all of the notes being offered, if any are taken.

Notes sold by the underwriters to the public will initially be offered at the initial public offering price set forth on the cover of this prospectus supplement. Any notes sold by the underwriters to securities dealers may be sold at a discount from the initial public offering price of up to 0.20% of the principal amount of notes. Any such securities dealers may resell any notes purchased from the underwriters to certain other brokers or dealers at a discount from the initial public offering price of up to 0.10% of the principal amount of notes. If all the notes are not sold at the initial offering price, the underwriters may change the offering price and the other selling terms. The offering of the notes by the underwriters is subject to receipt and acceptance and subject to the underwriters’ right to reject any order in whole or in part.

The notes are a new issue of securities with no established trading market. We have been advised by the underwriters that the underwriters intend to make a market in the notes but are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the notes.

In connection with the offering, the underwriters may purchase and sell notes in the open market. These transactions may include short sales, stabilizing transactions and purchases to cover positions created by short sales. Short sales involve the sale by the underwriters of a greater number of notes than they are required to purchase in the offering. Stabilizing transactions consist of certain bids or purchases made for the purpose of preventing or retarding a decline in the market price of the notes while the offering is in progress.

The underwriters also may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased notes sold by or for the account of such underwriter in stabilizing or short covering transactions.

These activities by the underwriters, as well as other purchases by the underwriters for their own accounts, may stabilize, maintain or otherwise affect the market price of the notes. As a result, the price of the notes may be higher than the price that otherwise might exist in the open market. If these activities are commenced, they may be discontinued by the underwriters at any time. These transactions may be effected in the over-the-counter market or otherwise.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a Relevant Member State), each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State (the Relevant Implementation Date) it has not made and will not make an offer of notes to the public in that Relevant

Member State prior to the publication of a prospectus in relation to the notes which has been approved by the competent authority in that Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that it may, with effect from and including the Relevant Implementation Date, make an offer of notes to the public in that Relevant Member State at any time:

(a) to legal entities which are authorised or regulated to operate in the financial markets or, if not so authorised or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

(d) in any other circumstances which do not require the publication by the Issuer of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression Prospectus Directive means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Each underwriter has represented and agreed that:

(a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the FSMA) received by it in connection with the issue or sale of the notes in circumstances in which Section 21(1) of the FSMA does not apply to the Issuer; and

(b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the notes in, from or otherwise involving the United Kingdom.

The notes may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the notes may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

The securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan (the Financial Instruments and Exchange Law) and each underwriter has agreed that it will not offer or sell any securities, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of the notes may not be circulated or distributed, nor may the notes be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore (the “SFA”), (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where the notes are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the notes under Section 275 except: (1) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is given for the transfer; or (3) by operation of law.

We estimate that our share of the total expenses of the offering, excluding underwriting discounts and commissions, will be approximately $300,000.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended.

Certain of the underwriters and their respective affiliates have, from time to time, performed, and may in the future perform, various financial advisory and investment banking services for us, for which they received or will receive customary fees and expenses. In addition, our broker-dealer subsidiary has referral agreements with certain of the underwriters under which it may refer securities underwriting opportunities to those underwriters, for which it would receive a referral fee. Certain of the underwriters in this offering are also serving as the underwriters of our recent offering of common stock.

LEGAL MATTERS

The validity of the notes will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, Chicago, Illinois. The underwriters have been represented by McDermott Will & Emery LLP, Chicago, Illinois.

EXPERTS

The consolidated financial statements of Northern Trust Corporation and subsidiaries appearing in Northern Trust’s Annual Report (Form 10-K) for the year ended December 31, 2008, and the effectiveness of Northern Trust’s internal control over financial reporting as of December 31, 2008, have been audited by KPMG LLP, an independent registered public accounting firm, and have been incorporated herein by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The audit report covering the December 31, 2008 financial statements refers to a change in Northern Trust’s method of accounting for defined benefit pension and other postretirement plans.

PROSPECTUS

Northern Trust Corporation

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

WARRANTS

STOCK PURCHASE CONTRACTS

STOCK PURCHASE UNITS

NTC Capital III

NTC Capital IV

NTC Capital V

PREFERRED SECURITIES

FULLY AND UNCONDITIONALLY GUARANTEED BY

NORTHERN TRUST CORPORATION

Northern Trust Corporation may offer and sell debt securities, preferred stock, common stock, warrants, stock purchase contracts and stock purchase units.

The trusts are Delaware statutory trusts. Each trust may offer and sell:

•	preferred securities representing undivided beneficial interests in the assets of the trust to the public; and

•	common securities representing undivided beneficial interests in the assets of the trust to Northern Trust Corporation.

Northern Trust Corporation will fully and unconditionally guarantee the payments by the trusts on the preferred securities based on obligations discussed in this prospectus.

We may offer these securities from time to time, in amounts, on terms and at prices that will be determined at the time of offering. We will provide specific terms of these securities, including their offering prices, in prospectus supplements to this prospectus. The prospectus supplements may also add, update or change information contained in this prospectus. You should read this prospectus and any prospectus supplement carefully before you invest.

The common stock of Northern Trust Corporation is listed on The Nasdaq Stock Market under the symbol “NTRS.”

We may offer these securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. You can find additional information about our plan of distribution for the securities under the heading “Plan of Distribution” beginning on page 25 of this prospectus. We will also describe the plan of distribution for any particular offering of these securities in the applicable prospectus supplement. This prospectus may not be used to sell our securities unless it is accompanied by a prospectus supplement.

The securities will be equity securities or unsecured obligations of Northern Trust Corporation or equity securities of a NTC Capital trust and will not be savings accounts, deposits or other obligations of any bank or nonbank subsidiary of Northern Trust Corporation and are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other government agency.

You should fully consider the risk factors beginning on page 3 in this prospectus and in the accompanying prospectus supplement, if any, prior to investing in the offered securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 31, 2008.

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we have filed with the Securities and Exchange Commission, or the SEC, utilizing a “shelf” registration or continuous offering process. Under this process, we may from time to time sell any combination of the securities described in this prospectus in one or more offerings.

This prospectus provides you with a general description of the securities we may offer. Each time we offer securities registered under this process, we will provide a prospectus supplement that will contain specific information about the terms of that offering. That prospectus supplement may include a description of any risk factors or other special considerations applicable to those securities. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in the prospectus and the prospectus supplement, you should rely on the information in the prospectus supplement. You should read both this prospectus and the applicable prospectus supplement together with the additional information described under the heading “Where You Can Find More Information” before you invest.

You should rely only on the information incorporated by reference or provided in this prospectus and the accompanying prospectus supplement. We have not authorized anyone to provide you with different information. We are not making an offer to sell or soliciting an offer to buy these securities in any jurisdiction in which the offer or solicitation is not authorized or in which the person making the offer or solicitation is not qualified to do so or to anyone to whom it is unlawful to make the offer or solicitation. You should not assume that the information in this prospectus or the accompanying prospectus supplement is accurate as of any date other than the date on the front of the document.

Any of the securities described in this prospectus may be convertible or exchangeable into other securities we describe in this prospectus or will describe in a prospectus supplement and may be issued separately, together or as part of a unit consisting of two or more securities, which may or may not be separate from one another. These securities may include new or hybrid securities developed in the future that combine features of any of the securities described in this prospectus.

Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to “Northern Trust,” “we,” “us,” “our” or similar references mean Northern Trust Corporation and its subsidiaries, including the trusts. References to “securities” refer collectively to all of the securities registered hereunder.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933, as amended, that registers the offer and sale of the securities described in this prospectus. The registration statement, including the attached exhibits and schedules, contains additional relevant information about us. As permitted by the rules and regulations of the SEC, we have not included certain portions of the registration statement in this prospectus.

Northern Trust files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any document Northern Trust files at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. You may obtain additional information about the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a site on the Internet (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding issuers that file electronically with the SEC, including Northern Trust.

The SEC allows us to “incorporate by reference” information into this prospectus. This means that we can disclose important information to you by referring you to another document that Northern Trust has filed separately with the SEC. The information incorporated by reference is considered to be part of this prospectus. Information that Northern Trust files with the SEC after the date of this prospectus will automatically modify and supersede the information included or incorporated by reference in this prospectus to the extent that the subsequently filed information modifies or supersedes the existing information. We incorporate by reference the following documents filed with the SEC:

•	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007;

•	our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2008 and June 30, 2008;

•	our Current Reports on Form 8-K dated January 11, 2008, February 22, 2008 and July 16, 2008;

•

the description of our Common Stock contained in a registration statement filed pursuant to Section 12 of the Securities Exchange Act of 1934, and any amendment or report filed for the purpose of updating such description, including Exhibit 99(i) to our Annual Report on Form 10-K for the fiscal year ended December 31, 1999; and

•

the description of our Preferred Stock Purchase Rights contained in the registration statement on Form 8-A dated July 24, 1998 and filed with the SEC on July 24, 1998, as amended by Amendment No. 1 dated as of November 18, 1998 and filed with our Current Report on Form 8-K dated November 20, 1998, and Amendment No. 2 dated as of February 16, 1999 and filed with our Current Report on Form 8-K dated February 19, 1999.

We also incorporate by reference any future filings we make with the SEC under sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until we sell all of the securities.

You may request a copy of any of these filings at no cost by writing to or telephoning us at the following address and telephone number: Northern Trust Corporation, 50 South LaSalle Street, Chicago, Illinois 60603, Telephone: (312) 444-7811, Attention: Investor Relations.

We maintain an Internet site at http://www.northerntrust.com which contains information concerning Northern Trust and its subsidiaries. The information contained at our Internet site is not incorporated by reference in this prospectus, and you should not consider it a part of this prospectus.

We have filed this prospectus with the SEC as part of a registration statement on Form S-3 under the Securities Act of 1933. This prospectus does not contain all of the information included in the registration statement. Any statement made in this prospectus concerning the contents of any contract, agreement or other document is only a summary of the actual document. If we have filed any contract, agreement or other document as an exhibit to the registration statement, you should read the exhibit for a more complete understanding of the document or matter involved. Each statement regarding a contract, agreement or other document is qualified in its entirety by reference to the actual document.

RISK FACTORS

Investing in the securities involves risk. Please see the “Risk Factors” section in Northern Trust’s most recent Annual Report on Form 10-K, along with the disclosure related to the risk factors contained in Northern Trust’s subsequent Quarterly Reports on Form 10-Q, which are incorporated by reference in this prospectus, as updated by our future filings with the SEC. Before making an investment decision, you should carefully consider these risks as well as other information contained or incorporated by reference in this prospectus. The risks and uncertainties not presently known to Northern Trust or that Northern Trust currently deems immaterial may also impair its business operations, its financial results and the value of the securities. The prospectus supplement applicable to each type or series of securities we offer may contain a discussion of additional risks applicable to an investment in us and the particular type of securities we are offering under that prospectus supplement.

FORWARD-LOOKING STATEMENTS

This prospectus contains statements that may be considered forward-looking, such as the statements relating to our financial goals, dividend policy, expansion and business development plans, anticipated expense levels and projected profit improvements, business prospects and positioning with respect to market, demographic and pricing trends, strategic initiatives, re-engineering and outsourcing activities, new business results and outlook, changes in securities market prices, credit quality including reserve levels, planned capital expenditures and technology spending, anticipated tax benefits and expenses, and the effects of any extraordinary events and various other matters (including developments with respect to litigation, other contingent liabilities and obligations, and regulation involving Northern Trust and changes in accounting policies, standards and interpretations) on our business and results.

Forward-looking statements are typically identified by words or phrases such as “believe,” “expect,” “anticipate,” “intend,” “estimate,” “may increase,” “may fluctuate,” “plan,” “goal,” “target,” “strategy,” and similar expressions or future or conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are our current estimates or expectations of future events or future results. Actual results could differ materially from the results indicated by these statements because the realization of those results is subject to many risks and uncertainties including:

•	the health of the U.S. and international economies;

•

changes in financial markets, including debt and equity markets, that impact the value, liquidity or credit ratings of financial assets in general, financial assets in specific investment funds with respect to which Northern Trust has taken, or may in the future take, action to provide stability to the funds and investors in the funds, or financial assets in other investment funds or client portfolios;

•	changes in foreign exchange trading client volumes and currency volatility;

•

our success in managing various risks inherent in our business, including credit risk, interest rate risk and liquidity risk, particularly during times of economic uncertainty and volatility in the credit and other markets;

•	geopolitical risks and the risks of extraordinary events such as natural disasters, terrorist events, war and the U.S. government’s response to those events;

•	the pace and extent of continued globalization of investment activity and growth in worldwide financial assets;

•	regulatory and monetary policy developments;

•	failure to obtain regulatory approvals when required;

•	changes in tax laws, accounting requirements or interpretations and other legislation in the U.S. or other countries that could affect us or our clients;

•	changes in the nature and activities of our competition;

•	our success in maintaining existing business and continuing to generate new business in our existing markets;

•	our success in identifying and penetrating targeted markets, through acquisition, strategic alliance or otherwise;

•	our success in integrating recent and future acquisitions, strategic alliances, and preferred provider arrangements;

•

our success in addressing the complex needs of a global client base across multiple time zones and from multiple locations, and managing compliance with legal, tax, regulatory and other requirements in areas of faster growth in our businesses, especially in immature markets;

•	our ability to maintain a product mix that achieves acceptable margins;

•	our ability to continue to generate investment results that satisfy our clients and continue to develop our array of investment products;

•	our success in recruiting and retaining the necessary personnel to support business growth and expansion and maintain sufficient expertise to support increasingly complex products and services;

•

our ability, as products, methods of delivery, and client requirements change or become more complex, to continue to fund and accomplish innovation, improve risk management practices and controls, and address operating risks, including human errors or omissions, pricing or valuation of securities, fraud, systems performance or defects, systems interruptions, and breakdowns in processes or internal controls;

•	our success in controlling expenses;

•

increased costs of compliance and other risks associated with changes in regulation and the current regulatory environment, including the requirements of the new Basel II capital regime and areas of increased regulatory emphasis and oversight such as the Bank Secrecy Act and Anti-Money Laundering Act;

•	risks and uncertainties inherent in the litigation and regulatory process, including the adequacy of contingent liability, tax and other reserves; and

•	the risk of events that could harm our reputation and so undermine the confidence of clients, counterparties, rating agencies, and stockholders.

Some of these and other risks and uncertainties that may affect future results are discussed in more detail in the sections of “Management’s Discussion and Analysis of Financial Condition and Results of Operations” captioned “Risk Management,” “Market Risk Management” and “Operational Risk Management” in the 2007 Financial Annual Report to Shareholders, in the section of the “Notes to Consolidated Financial Statements” in the 2007 Financial Annual Report to Shareholders captioned “Note 25, Contingent Liabilities,” in the sections of “Item 1—Business” of the 2007 Annual Report on Form 10-K captioned “Government Monetary and Fiscal Policies,” “Competition” and “Regulation and Supervision,” and in “Item 1A—Risk Factors” of the 2007 Annual Report on Form 10-K. All forward-looking statements included in this document are based upon information presently available, and we assume no obligation to update any forward-looking statements. You should not rely on the accuracy of predictions contained in forward-looking statements. These statements speak only as of the date of this prospectus or, in the case of documents incorporated by reference, the date of those documents.

NORTHERN TRUST CORPORATION

Northern Trust Corporation is a financial holding company that is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals. Northern Trust has a network of 85 offices in 18 U.S. states and has offices in 15 international locations outside the U.S. Northern Trust conducts business through various U.S. and non-U.S. subsidiaries, including The Northern Trust Company (the “Bank”). At June 30, 2008, Northern Trust had assets under custody of $4.0 trillion, assets under management of $751.4 billion, consolidated total assets of $74.8 billion and stockholders’ equity of $5.0 billion. As of December 31, 2007, Northern Trust was the largest bank holding company headquartered in Illinois and the 17 th largest in the United States based on consolidated total assets of $67.6 billion on that date.

The Bank is an Illinois banking corporation headquartered in the Chicago financial district and our principal subsidiary. Founded in 1889, the Bank conducts business through its U.S. operations, its Canada, London and Singapore branches, and various U.S. and non-U.S. subsidiaries. At June 30, 2008, the Bank had consolidated assets of $65.2 billion and stockholder’s equity of $3.8 billion.

We expect that, although the operations of other banking and non-banking subsidiaries will continue to be of increasing significance, the Bank will in the foreseeable future continue to be the major source of our consolidated assets, revenues and net income.

Business Units

We organize our services globally around our two client-focused principal business units: Corporate and Institutional Services (C&IS) and Personal Financial Services (PFS). Two other business units provide services to the two principal business units: Northern Trust Global Investments (NTGI), which provides investment management, and Worldwide Operations and Technology (WWOT), which provides operating and systems support. For financial management reporting purposes, the operations of NTGI and WWOT are allocated to the two principal business units.

The following is a brief summary of each business unit’s activities and the activities of the Corporate Financial Management Group and the Corporate Risk Management Group.

Corporate and Institutional Services

C&IS is a leading global provider of asset servicing, asset management and related services to corporate and public retirement funds, foundations, endowments, fund managers, insurance companies and government funds. C&IS also offers a full range of commercial banking services, placing special emphasis on developing and supporting institutional relationships in two target markets: large and mid-sized corporations and financial institutions. Asset servicing, asset management, and related services encompass a full range of state-of-the-art capabilities including: global master trust and custody, trade settlement and reporting; fund administration; cash management; and investment risk and performance analytical services. Client relationships are managed through the Bank and the Bank’s and Northern Trust Corporation’s subsidiaries, including support from international locations in North America, Europe, the Asia-Pacific region and the Middle East. Asset servicing relationships managed by C&IS often include investment management, securities lending, transition management, and commission recapture services provided through NTGI. C&IS also provides related foreign exchange services in the U.S., U.K., Guernsey, and Singapore. At June 30, 2008, total C&IS assets under custody were $3.6 trillion, and assets under management were $608.6 billion.

Personal Financial Services

PFS provides personal trust, investment management, custody, and philanthropic services; financial consulting; guardianship and estate administration; qualified retirement plans; and private and business banking.

PFS focuses on high net worth individuals and families, business owners, executives, professionals, retirees and established privately-held businesses in its target markets. PFS also includes the Wealth Management Group, which provides customized products and services to meet the complex financial needs of individuals and family offices in the United States and throughout the world with assets typically exceeding $200 million.

PFS is one of the largest providers of personal trust services in the United States, with $325.9 billion in assets under custody and $142.8 billion in assets under management at June 30, 2008. PFS services are delivered through a network of 85 offices in 18 U.S. states, as well as offices in London and Guernsey.

Northern Trust Global Investments

NTGI, through various subsidiaries of Northern Trust, provides a broad range of investment management and related services and other products to U.S. and non-U.S. clients of C&IS and PFS. Clients include institutional and individual separately managed accounts, bank common and collective funds, registered investment companies, non-U.S. collective investment funds and unregistered private investment funds. NTGI offers both active and passive equity and fixed income portfolio management, as well as alternative asset classes (such as private equity and hedge funds of funds) and multi-manager products and services. NTGI’s activities also include brokerage, securities lending, transition management and related services. NTGI’s business operates internationally through subsidiaries, joint ventures, alliances and distribution arrangements.

Worldwide Operations and Technology

WWOT supports all of our business activities, including the processing and product management activities of C&IS, PFS and NTGI. These activities are conducted principally in the operations and technology centers in Chicago, London and Bangalore and fund administration centers in Ireland.

Corporate Financial Management Group

The Corporate Financial Management Group includes the Chief Financial Officer, Corporate Controller, Corporate Treasurer, Corporate Development, Investor Relations and Strategic Sourcing functions. The Group is responsible for Northern Trust’s accounting and financial infrastructure and for managing Northern Trust’s financial position.

Corporate Risk Management Group

The Corporate Risk Management Group includes the Credit Policy and other Corporate Risk Management functions. Credit Policy manages credit risk for Northern Trust’s diverse credit-related activities by establishing and monitoring all credit-related policies and practices throughout Northern Trust and assuring their uniform application. The Corporate Risk Management Group monitors, measures and facilitates the management of risks across Northern Trust’s businesses.

Our principal executive offices are located at 50 South LaSalle Street, Chicago, Illinois 60603, and our telephone number is (312) 630-6000.

THE TRUSTS

We have formed each of the trusts as a statutory trust under Delaware law pursuant to a trust agreement, signed by us, as depositor of each trust, and a property trustee, a Delaware trustee and one or more administrative trustees, and a certificate of trust filed with the Delaware Secretary of State. Each trust agreement will be amended and restated in its entirety substantially in the form filed as an exhibit to the registration statement of which this prospectus forms a part prior to the issuance of any securities by the trust. Each amended and restated trust agreement will be qualified as an indenture under the Trust Indenture Act of 1939. The principal executive office of each trust is c/o Northern Trust Corporation, 50 South LaSalle Street, Chicago, Illinois 60603, telephone number (312) 630-6000.

Each trust may offer to the public, from time to time, its preferred securities representing undivided beneficial interests in the assets of the trust. If a trust issues its preferred securities to investors, it will sell to us common securities representing common ownership interest in the trust. We will directly or indirectly own all of the common securities of each trust.

The prospectus supplement relating to any preferred securities offered by a trust will describe the terms of those securities, any securities issued to Northern Trust Corporation and any agreements entered into by the trust issuing the preferred securities.

The trusts are not subject to the information reporting requirements of the Securities Exchange Act of 1934, as amended, and we have not included any separate financial statements of the trusts in this prospectus. We do not consider that financial statements of the trusts would be material to holders of trust preferred securities because the trusts are special purpose entities, have no operating histories or independent operations and are not engaged in and do not propose to engage in any activity other than holding Northern Trust Corporation’s subordinated debt securities as trust assets and issuing the trust securities. Furthermore, taken together, Northern Trust Corporation’s obligations under the subordinated debt securities that the trusts would hold, the subordinated indenture, the trust agreements and the related guarantees will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of distributions and other amounts due on the preferred securities of the trusts.

CERTAIN REGULATORY CONSIDERATIONS

General

As a bank holding company that has elected to be a financial holding company under the Bank Holding Company Act, we and our business activities throughout the world are subject to the supervision, examination and regulation of the Federal Reserve Board.

For a discussion of the material elements of the regulatory framework applicable to bank and financial holding companies and their subsidiaries, and specific information relevant to us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, which is incorporated by reference in this prospectus, and any subsequent reports we file with the SEC that are so incorporated. This regulatory framework is intended primarily for the protection of depositors and other clients of banking subsidiaries, the deposit insurance fund of the Federal Deposit Insurance Corporation and the banking system as a whole, not for the protection of investors.

The Bank is a member of the Federal Reserve System, its deposits are insured by the FDIC, and it is subject to regulation by both these entities, as well as by the Division of Banking of the Illinois Department of Financial and Professional Regulation. Northern Trust Corporation’s national bank subsidiaries are members of the Federal Reserve System and are subject to regulation by the Office of the Comptroller of the Currency, with deposits insured by the FDIC to the extent provided by the Federal Deposit Insurance Act. Northern Trust Bank, FSB is a federal savings bank that is not a member of the Federal Reserve System and is subject to regulation by the Office of Thrift Supervision and the FDIC. Our nonbanking affiliates are all subject to examination by the Federal Reserve Board, as well as other applicable state and federal regulatory agencies and self-regulating organizations. For example, our broker dealer subsidiary is registered with the SEC and is a member of the Financial Industry Regulatory Authority, subject to the rules and regulations of both of these bodies.

The increasingly important activities of our subsidiaries outside the United States are subject to regulation by a number of non-U.S. regulatory agencies. Subsidiaries conducting banking, investment management, fund administration and asset servicing businesses in the United Kingdom, for example, are authorized to do so pursuant to the UK Financial Services and Markets Act of 2000 or are otherwise subject to regulation under it by the Financial Services Authority. Our non-U.S. subsidiaries and branches of the Bank outside the United States are subject to the laws and regulatory authorities of the jurisdictions in which they operate.

Restrictions on Payment of Dividends

We are a legal entity separate and distinct from our subsidiaries. Our principal source of funds is dividends from the Bank and other banking and non-banking subsidiaries of Northern Trust Corporation. As a result, our ability to meet our obligations and pay dividends on our common stock will depend primarily on the ability of these subsidiaries to pay dividends in amounts sufficient to service these obligations. Provisions of state and federal banking laws restrict the amount of dividends that our U.S. banking subsidiaries may pay to us. Under applicable state and federal laws, no dividends may be paid in an amount greater than the net or undivided profits (as defined) then on hand, subject to other applicable provisions of law. In addition, prior approval from the relevant federal banking regulator is required if dividends declared by any of our banking subsidiaries in any calendar year will exceed the subsidiary’s net profits for that year, combined with its retained net profits for the preceding two years. The ability of each banking subsidiary to pay dividends to Northern Trust Corporation may be further restricted as a result of statutes applicable to the particular banking organization or regulatory policies and guidelines relating to dividend payments and capital adequacy. For example, the Bank may not pay a dividend in an amount greater than its undivided profits, as defined, without regulatory and shareholder approval.

Our U.S. banking subsidiaries are also prohibited under federal law from paying any dividend that would cause them to become undercapitalized. In addition, the federal regulatory agencies are authorized to prohibit a bank or bank holding company from engaging in an unsafe or unsound banking practice. The payment of dividends could, depending on the financial condition of particular banking organization, be deemed to constitute an unsafe or unsound practice.

The payment of dividends by each of our non-bank subsidiaries is limited by the laws of the jurisdiction in which each is incorporated. Particular subsidiaries may also be subject to regulatory limitations on the payment of dividends or regulations that have the effect of limiting dividend payments.

The Federal Reserve Board has issued a policy statement with regard to the payment of cash dividends by bank holding companies. The policy statement provides that, as a matter of prudent banking, a bank holding company should not maintain a rate of cash dividends unless its net income available to common stockholders has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears to be consistent with the holding company’s capital needs, asset quality, and overall financial condition. Accordingly, a bank holding company should not pay cash dividends that exceed its net income or can only be funded in ways that weaken the bank holding company’s financial health, such as by borrowing.

Transactions with Affiliates

Our bank subsidiaries are subject to restrictions under federal law, including Regulation W of the Federal Reserve Board, which limit certain transactions with us and our non-banking subsidiaries, including loans, other extensions of credit, investments or asset purchases. Such transactions by a banking subsidiary with any one affiliate are limited in amount to 10 percent of the bank’s capital and surplus and, with all affiliates together, to an aggregate of 20 percent of the bank’s capital and surplus. Furthermore, such loans and extensions of credit, as well as certain other transactions, are required to be secured in specified amounts. These and certain other transactions with us or any of our subsidiaries, including any payment of money by a banking subsidiary, must be on terms and conditions that are, or in good faith would be, offered to nonaffiliated companies.

USE OF PROCEEDS

We expect to use the net proceeds from the sale of securities offered by this prospectus and any applicable prospectus supplement for general corporate purposes. These may include additions to working capital, repayment of existing indebtedness and acquisitions. If we decide to use the net proceeds of any offering of securities other than for general corporate purposes, we will describe the use of the net proceeds in the prospectus supplement for that offering.

RATIOS OF EARNINGS TO FIXED CHARGES

The following are ratios of our earnings to fixed charges for each of the periods indicated:

	Six Months Ended June 30, 2008	Fiscal Year Ended December 31
		2007	2006	2005	2004	2003
Earnings to Fixed Charges:
Excluding Interest on Deposits:	7.14	3.66	3.29	3.65	3.64	2.99
Including Interest on Deposits:	2.27	1.55	1.68	1.93	2.29	2.14

For purposes of calculating the ratios of earnings to fixed charges, “earnings” consist of net income before extraordinary items plus applicable income taxes and fixed charges. “Fixed charges, excluding interest on deposits” consist of interest expense (other than on deposits) and the portion of rental expenses deemed to be representative of the interest factor. “Fixed charges, including interest on deposits” consist of all interest and the portion of rental expenses deemed to be representative of the interest factor.

DESCRIPTION OF THE COMMON STOCK

The following summary of the terms of our common stock is not complete. You should refer to the applicable provision of our Restated Certificate of Incorporation and to the Delaware General Corporation Law for a complete statement of the terms and rights of the common stock.

General

We have authorized 560,000,000 shares of common stock, par value $1.66 2/3 per share. As of June 30, 2008, there were 221,046,920 shares of common stock outstanding. The outstanding shares of common stock are listed on The Nasdaq Stock Exchange under the symbol “NTRS.”

Voting. Holders of common stock vote as a single class on all matters submitted to a vote of the stockholders, with each share of common stock entitled to one vote. The voting rights of the holders of common stock are qualified, however, by the voting rights of holders of any issued and outstanding preferred stock described below under the heading “Description of Preferred Stock.”

Dividends. Holders of common stock are entitled to receive the dividends that may be declared from time to time by the board of directors. The rights of holders of common stock to receive dividends are subject to the prior rights of holders of any issued and outstanding preferred stock.

Other Provisions. Upon voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, the holders of the common stock are entitled to receive, pro rata according to the number of shares held by each, all of our assets remaining for distribution after payment to creditors and the holders of any issued and outstanding preferred stock of the full preferential amounts to which they are entitled. The common stock has no preemptive or other subscription rights, and there are no other conversion rights or redemption provisions with respect to the shares.

Transfer Agent and Registrar. The transfer agent and registrar for our common stock is Wells Fargo Bank, N.A.

Preferred Stock Purchase Rights

Each outstanding share of common stock includes one half of one preferred stock purchase right, which entitles the holder to purchase from us one one-hundredth of a share of our Series A Junior Participating Preferred Stock, no par value, at an exercise price of $330, subject to adjustment under certain circumstances. The description and terms of the rights are set forth in a Rights Agreement dated as of July 21, 1998, between us and Norwest Bank Minnesota, N.A. (now known as Wells Fargo Bank Minnesota, N.A.), as amended by Amendment No. 1 dated November 18, 1998 and Amendment No. 2 dated February 16, 1999.

Unless earlier redeemed, the rights will separate from the common stock and a “distribution date” will occur upon the earlier of:

•	20 days following the “stock acquisition date”; and

•

20 days (or a later date as determined by the Board, with certain limitations) after the date a tender or exchange offer that would result in a person or group beneficially owning 15% or more of the outstanding shares of common stock is first published, sent or given to our stockholders.

The “stock acquisition date” is the earlier of:

•

The first date of our public announcement that any person or group (other than certain exempt persons or groups) has acquired, or obtained the right to acquire, beneficial ownership of 15% or more of the shares of common stock then outstanding; and

•	The date that any person enters into an agreement or arrangement with us or any of our subsidiaries providing for:

•

a merger, consolidation or similar transaction resulting in our stockholders owning less than 60% of the outstanding shares of our common stock or the common stock of a publicly traded entity that controls us or into which we have been merged or otherwise combined;

•	a purchase or other acquisition of all or substantially all of our assets; or

•	a purchase or other acquisition of securities representing 15% or more of the shares of common stock then outstanding.

Additionally, if any person becomes a beneficial owner of common stock or otherwise acquires 50% or more of our assets or earning power in an acquisition as described above, each holder of a right will be entitled to receive, upon exercise of the right, common stock or other property having a value equal to two times the purchase price of the Series A Junior Participating Preferred Stock that the right entitles its holder to purchase.

We may redeem the rights at $0.01 per right at any time before the earlier of:

•	the close of business on the 20th day following the stock acquisition date; and

•	the final expiration date of the rights.

As of the date of this prospectus, the rights are not exercisable, certificates representing the rights have not been issued and the rights automatically trade with the shares of common stock. The rights will expire on October 31, 2009, unless earlier redeemed.

DESCRIPTION OF THE PREFERRED STOCK

General

Under our Restated Certificate of Incorporation, our board of directors has the authority, without further stockholder action, to issue up to 10,000,000 shares of preferred stock, without par value, in one or more series, with such terms and for such consideration as the board may determine. We have reserved for issuance 1,500,000 shares of Series A Junior Participating Preferred Stock pursuant to the Rights Agreement described above. As of the date of this prospectus, there were no shares of preferred stock outstanding.

The following description sets forth general terms that will apply to our preferred stock. We will describe the particular terms of any preferred stock that we offer in the prospectus supplement relating to those shares of preferred stock. Those terms may include:

•	the maximum number of shares to constitute the series;

•

any annual dividend rate on the shares, whether the rate is fixed or variable or both, the date or dates from which dividends will accrue, whether the dividends will be cumulative and any dividend preference;

•	whether the shares will be redeemable and, if so, the price at and the terms and conditions on which the shares may be redeemed;

•	any liquidation preference applicable to the shares;

•	the terms of any sinking fund;

•	any terms and conditions on which the shares of the series will be convertible into, or exchangeable for, shares of any other capital stock;

•	any voting rights of the shares of the series; and

•	any other preferences or special rights or limitations on the shares of the series.

Voting

Unless required by law or specifically provided for by our board of directors, the holders of our preferred stock have no voting power on any matter.

Under interpretations adopted by the Federal Reserve Board, if the holders of preferred stock of any series become entitled to vote for the election of directors, such series may then be deemed a “class of voting securities.” A holder of 25% or more of a class of voting securities, or a holder of less than 25% if it exercises a “controlling influence” over us, may then be subject to regulation as a bank holding company in accordance with the Bank Holding Company Act of 1956. In addition, at the time a class of preferred stock is deemed a class of voting securities, any other bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 5% or more of the series, and any person other than a bank holding company may be required to obtain the prior approval of the Federal Reserve Board to acquire 10% or more of the series.

Dividends

Before declaration and payment of any dividends on our classes of stock that rank junior to preferred stock, the holders of shares of preferred stock will receive any cash dividends to which they are entitled out of legally available funds.

Provisions with Possible Anti-Takeover Effects

As discussed under “Description of Common Stock—Preferred Stock Purchase Rights,” we have adopted a Rights Agreement that provides stockholders with rights to purchase shares of our Series A Junior Participating

Preferred Stock under certain circumstances involving a potential change in control. The Rights Agreement is intended as a means to protect the value of the stockholders’ investment in us while preserving the possibility of a fair acquisition bid. In addition, the Delaware General Corporation Law provides, among other things, that any beneficial owner of more than 15% of our voting stock is prohibited, without the prior approval of our board of directors, from entering into any business combination with us for three years from the date the 15% ownership interest is acquired.

DESCRIPTION OF THE DEBT SECURITIES

General

The following description sets forth general terms that will apply to the debt securities. We will describe the particular terms of any debt securities that we offer in the prospectus supplement relating to those debt securities.

The debt securities will be either our senior debt securities or our subordinated debt securities. The senior debt securities will be issued under an indenture dated as of August 15, 2006, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. We refer to this indenture as the “senior indenture.” The subordinated debt securities will be issued under the Junior Subordinated Indenture dated January 1, 1997 between us and The Bank of New York Mellon Trust Company, N.A., as successor to The First National Bank of Chicago, as trustee. We refer to this indenture as the “subordinated indenture” and, together with the senior indenture, as the “indentures.” The indentures have been or will be qualified under the Trust Indenture Act of 1939.

We have filed copies of the indentures as exhibits to the registration statement. For your convenience, we have included references to specific sections of the indentures in the descriptions below. Capitalized terms not otherwise defined in this prospectus will have the meanings given in the indenture to which they relate.

The following summaries of provisions of the debt securities and the indentures are not complete and are qualified in their entirety by reference to the provisions of the indentures and the debt securities.

Because we are a holding company and conduct our business through our subsidiaries, all of our debt securities—senior as well as subordinated—will be structurally subordinated to the liabilities of our subsidiaries. Our rights, and the rights of our creditors, including the holders of the debt securities, to participate in any distribution of the assets of any of our subsidiaries upon that subsidiary’s liquidation or reorganization or otherwise is necessarily subject to the prior claims of creditors of that subsidiary, except to the extent that our claims as a creditor of that subsidiary may be recognized. Neither the terms of the debt securities nor the indentures restrict us or any of our subsidiaries from incurring indebtedness.

Neither of the indentures limits the principal amount of debt securities that we may issue. Each indenture provides that debt securities may be issued in one or more series up to the principal amount that we may authorize from time to time. Each indenture also provides that the debt securities may be denominated in any currency or currency unit that we designate. In addition, each series of debt securities may be reopened in order to issue additional debt securities of that series in the future without the consent of the holders of debt securities of that series. Unless otherwise described in the prospectus supplement relating to a particular offering, neither the indentures nor the debt securities will contain any provisions to afford holders of any debt securities protection in the event of a takeover, recapitalization or similar restructuring of our business.

The senior debt securities will rank equally with all of our other unsecured and unsubordinated debt. The subordinated debt securities will rank junior to all of our senior debt securities and other senior indebtedness, as described below under “Additional Terms of the Subordinated Debt Securities—Subordination.”

We will describe the specific terms relating to each particular series of debt securities in the prospectus supplement relating to the offering of those debt securities. The terms we will describe in the prospectus supplement will include some or all of the following:

•	the title and type of the debt securities;

•	the total principal amount or initial offering price of the debt securities;

•	the date or dates when the principal of the debt securities will be payable;

•	whether we will have the right to extend the stated maturity of the debt securities;

•	whether the debt securities will bear interest and, if so, the rate or rates, or the method for calculating the rate or rates, of interest;

•	if the debt securities will bear interest, the date from which interest will accrue, the dates when interest will be payable and the regular record dates for these interest payment dates;

•

the place where the principal, premium, if any, and interest, if any, on the debt securities will be paid, registered debt securities may be surrendered for registration of transfer, and debt securities may be surrendered for exchange;

•	any sinking fund or other provisions that would obligate us to repurchase or otherwise redeem the debt securities;

•	the terms and conditions upon which we will have the option or the obligation to redeem the debt securities;

•	the denominations in which any registered debt securities will be issuable;

•	the identity of each security registrar and paying agent, and the designation of the exchange rate agent, if any, if other than the trustee;

•	the portion of the principal amount of debt securities that will be payable upon acceleration of the maturity of the debt securities;

•

the currency used to pay principal, premium, if any, and interest, if any, on the debt securities, if other than U.S. dollars, and whether you or we may elect to have principal, premium and interest paid in a currency other than the currency in which the debt securities are denominated;

•	any index, formula or other method used to determine the amount of principal, premium or interest on the debt securities;

•	any changes or additions to the events of default, defaults or our covenants made in the applicable indenture;

•

whether the debt securities are issuable as registered debt securities or bearer debt securities, whether there are any restrictions relating to the form in which they are issued and whether bearer and registered debt securities may be exchanged for each other;

•	to whom interest will be payable

•	if other than the registered holder (for registered debt securities),

•	if other than upon presentation and surrender of the related coupons (for bearer debt securities), or

•	if other than as specified in the indentures (for global debt securities);

•	whether the debt securities are to be convertible or exchangeable for other securities and, if so, the terms of conversion or exchange;

•	particular terms of subordination with respect to subordinated debt securities; and

•	any other terms of the debt securities consistent with the provisions of the applicable indenture. (Section 3.1)

We may issue debt securities as original issue discount securities to be sold at a substantial discount below their principal amount. If we issue original issue discount securities, then we will describe the material U.S. federal income tax consequences that apply to those debt securities in the applicable prospectus supplement.

Registration and Transfer

We presently plan to issue each series of debt securities only as registered securities. However, we may issue a series of senior debt securities as bearer securities, or a combination of both registered securities and bearer securities. If we issue senior debt securities as bearer securities, they will have interest coupons attached unless we elect to issue them as zero coupon securities. (Section 2.1) If we issue bearer securities, we may describe material U.S. federal income tax consequences and other material considerations, procedures and limitations in the applicable prospectus supplement.

Holders of registered debt securities may present the debt securities for exchange for different authorized amounts of other debt securities of the same series and in the same aggregate principal amount at the corporate trust office of the trustee or at the office of any other transfer agent we may designate for the purpose and describe in the applicable prospectus supplement. The registered securities must be duly endorsed or accompanied by a written instrument of transfer. The agent will not impose a service charge on you for the transfer or exchange. We may, however, require that you pay any applicable tax or other governmental charge. If we issue bearer securities, we will describe any procedures for exchanging those bearer securities for other senior debt securities of the same series in the applicable prospectus supplement. Generally, we will not allow you to exchange registered securities for bearer securities. (Section 3.5)

In general, unless otherwise specified in the applicable prospectus supplement, we will issue registered securities without coupons and in denominations of $1,000, for senior debt securities, and $25, for subordinated debt securities, or integral multiples, and bearer securities in denominations of $5,000. We may issue both registered and bearer securities in global form. (Section 3.5) See “Global Securities.”

Conversion and Exchange

If any debt securities will be convertible into or exchangeable for our common stock, preferred stock or other securities, the applicable prospectus supplement will set forth the terms and conditions of the conversion or exchange, including:

•	the conversion price or exchange ratio;

•	the conversion or exchange period;

•	whether the conversion or exchange will be mandatory or at the option of the holder or us;

•	provisions for adjustment of the conversion price or exchange ratio; and

•	provisions that may affect the conversion or exchange if the debt securities are redeemed.

Redemption

Unless otherwise indicated in the applicable prospectus supplement, upon approval of the Federal Reserve if required under then applicable law, we may, at our option, redeem any series of debt securities in whole at any time or in part from time to time. If any series of debt securities are redeemable only on or after a certain date or only upon satisfaction of additional conditions, the applicable prospectus supplement will specify the date or the additional conditions. Unless otherwise specified in the applicable prospectus supplement, the redemption price for debt securities will equal 100% of the principal amount plus any accrued and unpaid interest on those debt securities.

The applicable prospectus supplement will contain the specific terms on which we may redeem a series of debt securities prior to its stated maturity. We will send a notice of redemption to holders at least 30 days but not more than 60 days prior to the redemption date. The notice will state:

•	the redemption date;

•	the redemption price;

•	if less than all of the debt securities of the series are being redeemed, the particular debt securities to be redeemed (and the principal amounts, in the case of a partial redemption);

•	that on the redemption date, the redemption price will become due and payable and any applicable interest will cease to accrue on and after that date;

•	the place or places of payment;

•	whether the redemption is for a sinking fund; and

•	any other provisions required by the terms of the debt securities of the series that are being redeemed. (Section 11.4)

On or before any redemption date, we will deposit an amount of money with the trustee or with a paying agent sufficient to pay the redemption price. (Section 11.5)

If we are redeeming less than all the debt securities, the trustee will select the debt securities to be redeemed using a method it considers fair and appropriate. After the redemption date, holders of redeemed debt securities will have no rights with respect to the debt securities except the right to receive the redemption price and any unpaid interest to the redemption date.

Events of Default

An “event of default” regarding any series of debt securities is any one of the following events:

•	default for 30 days in the payment of any interest installment when due and payable;

•	default in the payment of principal or premium (if any) when due at its stated maturity, by declaration, when called for redemption or otherwise;

•	default in the making of any sinking fund payment when due;

•

default in the performance of any covenant in the debt securities of that series or in the applicable indenture for 60 days (in the case of senior debt securities) or 90 days (in the case of subordinated debt securities) after notice to us by the trustee or by the holders of 25% in principal amount of the outstanding debt securities of that series;

•	certain events of bankruptcy, insolvency and reorganization;

•

with respect to senior debt securities only, an event of default in any mortgage, indenture or other instrument of indebtedness of us or the Bank which results in a principal amount in excess of $25,000,000 being due and payable which remains outstanding longer than 30 days after written notice to us from the trustee or from the holders of at least 25% of the outstanding debt securities of that series; and

•	any other event of default provided with respect to that series of debt securities. (Section 5.1)

We are required to file every year with each trustee an officers’ certificate stating whether any default exists and specifying any default that exists. (Section 10.4)

Acceleration of Maturity

If an event of default has occurred and is continuing with respect to debt securities of a particular series (except, in the case of subordinated debt securities, defaults relating to bankruptcy events), the trustee or the holders of not less than 25% in principal amount of outstanding debt securities of that series may declare the principal amount of outstanding debt securities of that series due and payable immediately. (Section 5.2)

At any time after a declaration of acceleration of maturity with respect to debt securities of any series has been made and before a judgment or decree for payment of the money due has been obtained by the trustee, the holders of a majority in principal amount of the outstanding debt securities of that series by written notice to us and the trustee, may rescind and annul the declaration and its consequences if:

•	we have paid or deposited with the trustee a sum sufficient to pay:

•	all overdue interest on all outstanding debt securities of that series and any related coupons,

•

all unpaid principal of and premium, if any, on any of the debt securities which has become due otherwise than by the declaration of acceleration, and interest on the unpaid principal at the rate or rates prescribed in the debt securities,

•	to the extent lawful, interest on overdue interest at the rate or rates prescribed in the debt securities, and

•	all sums paid or advanced by the trustee and the reasonable compensation, expenses, disbursements and advances of the trustee, its agents and counsel; and

•

all events of default with respect to debt securities of that series, other than the non-payment of amounts of principal, interest or any premium on the debt securities which have become due solely by the declaration of acceleration, have been cured or waived. (Section 5.2)

No rescission will affect any subsequent default or impair any right consequent thereon.

Waiver of Defaults

The holders of not less than a majority in principal amount of the outstanding debt securities of any series may, on behalf of the holders of all the debt securities of the series and any related coupons, waive any past default under the applicable indenture with respect to the series and its consequences, except a default:

•	in the payment of the principal of or premium, if any, or interest on any debt security of the series or any related coupon, or

•	in respect of a covenant or provision that cannot be modified or amended without the consent of the holder of each outstanding debt security of the series affected thereby. (Section 5.13)

If an event of default with respect to debt securities of a particular series occurs and is continuing, the trustee will not be obligated to exercise any of its rights or powers under the applicable indenture at the request or direction of any of the holders of debt securities of the series, unless the holders have offered to the trustee reasonable indemnity and security against the costs, expenses and liabilities that might be incurred by it in compliance with the request. (Section 6.3)

The holders of a majority in principal amount of the outstanding debt securities of any series have the right to direct the time, method and place of conducting any proceeding for any remedy available to the trustee under the applicable indenture, or exercising any trust or power conferred on the trustee with respect to the debt securities of that series. The trustee may refuse to follow directions in conflict with law or the indenture that may expose the trustee to personal liability or may be unduly prejudicial to the other, non-directing holders. Additionally, the trustee may take any other action the trustee deems proper which is not inconsistent with the direction. (Section 5.12)

Modification of Indenture

We and the trustee may, without the consent of any holders of debt securities, enter into supplemental indentures for various purposes, including:

•	to evidence the succession of another entity to us and the assumption by the successor of our covenants and obligations under the debt securities and the indenture;

•	establishing the form or terms of any series of debt securities issued under the supplemental indentures;

•	adding to our covenants for the benefit of the holders or to surrender any of our rights or powers under the indenture;

•	adding additional events of default for the benefit of the holders;

•

to change or eliminate any provisions of the indenture provided that the change or elimination becomes effective only when there is no debt security outstanding entitled to the benefit of any changed or eliminated provision;

•	in case of senior debt securities, to secure the debt securities;

•	in the case of subordinated debt securities, to transfer, mortgage or pledge any property to or with the trustee;

•	to cure any ambiguities or correct defective or inconsistent provisions of the indenture, provided that holders of debt securities are not materially affected by the change;

•	to evidence and provide for acceptance of a successor trustee; and

•	to comply with the requirements of the Trust Indenture Act of 1939. (Section 9.1)

We and the trustee may, with the consent of the holders of not less than a majority in principal amount of the outstanding debt securities of all affected series acting as one class, execute supplemental indentures adding any provisions to or changing or eliminating any of the provisions of the indenture or modifying the rights of the holders of the debt securities of the series. (Section 9.2) Without the consent of the holders of all the outstanding debt securities affected thereby, no supplemental indenture may:

•	change the stated maturity of the principal of, or any installment of principal of or interest on, any debt security;

•	reduce the principal amount of, the rate of interest on or any premium payable upon the redemption of, or change the manner of calculating the rate of interest on, any debt security;

•	reduce the amount of the principal of any original issue discount security that would be due and payable upon acceleration of the maturity of the debt security;

•	change the place of payment where, or the currency in which, principal or interest on any debt security is payable;

•	impair the right to institute suit for enforcement of payments;

•

reduce the percentage in principal amount of the outstanding debt securities of any series, the holders of which must consent to a supplemental indenture or any waiver of compliance with various provisions of, or defaults and covenants under, the indenture; or

•	modify any of the provisions described in this section. (Section 9.2)

Consolidation, Merger and Sale of Assets

As provided in the indentures, we may not consolidate with or merge into any other person, or convey, transfer or lease all or substantially all of our assets to any other person, unless:

•

the person surviving or formed by the transaction is organized and validly existing under the laws of any United States jurisdiction and expressly assumes our obligations under the debt securities and the indentures;

•	immediately after giving effect to the transaction, no event of default will have occurred and be continuing under the indentures; and

•	the trustees under the indentures receive certain officers’ certificates and opinions of counsel. (Section 8.1)

Satisfaction and Discharge

We may terminate our obligations with respect to debt securities of any series not previously delivered to the trustee for cancellation when those debt securities:

•	have become due and payable;

•	will become due and payable at their stated maturity within one year; or

•	are to be called for redemption within one year under arrangements satisfactory to the indenture trustee for giving notice of redemption.

We may terminate our obligations with respect to the debt securities of a series by depositing with the trustee, as trust funds in trust dedicated solely for that purpose, an amount sufficient to pay and discharge the entire indebtedness on the debt securities of that series. In that case, the applicable indenture will cease to be of further effect, and our obligations will be satisfied and discharged with respect to that series (except our obligations to pay all other amounts due under the indenture and to provide certain officers’ certificates and opinions of counsel to the trustee). At our expense, the trustee will execute proper instruments acknowledging the satisfaction and discharge. (See Section 4.1)

The Trustees

The Bank of New York Mellon Trust Company, N.A. is the trustee under the senior indenture. The Bank of New York Mellon Trust Company, N.A., as successor to The First National Bank of Chicago, is the trustee under the subordinated indenture.

Any trustee may be deemed to have a conflicting interest for purposes of the Trust Indenture Act and may be required to resign as trustee if there is an event of default under the applicable indenture and, as more fully described in Section 310(b) of the Trust Indenture Act, one or more of the following occurs:

•	the trustee is a trustee under another indenture under which our securities are outstanding;

•	the trustee is a trustee for more than one outstanding series of debt securities under a single indenture;

•	we or our affiliates or underwriters hold certain threshold ownership beneficial ownership interest in the trustee;

•	the trustee holds certain threshold beneficial ownership interests in us or in securities of ours that are in default;

•	the trustee is one of our creditors; or

•	the trustee or one of its affiliates acts as an underwriter or agent for us.

Because The Bank of New York Mellon Trust Company, N.A. is the trustee under the senior indenture and the subordinated indenture, it may be required to resign as trustee under one of those indentures if there is an event of default under an indenture.

We may appoint an alternative trustee for any series of debt securities. The appointment of an alternative trustee would be described in the applicable prospectus supplement.

We and our affiliates engage in transactions with each of the trustees and their respective affiliates in the ordinary course of business.

Governing Law

The senior indenture is, and the senior debt securities will be, governed by and construed under the internal laws of the State of New York. (Section 1.13) The subordinated indenture is, and the subordinated debt securities will be, governed by and construed under the internal laws of the State of Illinois. (Section 1.12)

ADDITIONAL TERMS OF THE SENIOR DEBT SECURITIES

The following description of the senior debt securities sets forth general terms and provisions of the senior debt securities in addition to those described under “Description of the Debt Securities” above. We will describe the particular terms of the senior debt securities that we offer in the prospectus supplement relating to those senior debt securities.

Sale of The Northern Trust Company

The senior indenture provides that, as long as any senior debt securities or the related coupons remain outstanding, we will not:

•

sell or otherwise dispose of, or grant a security interest in, any voting stock or any security convertible or exercisable into voting stock of the Bank or any of our subsidiaries that owns voting stock or any security convertible or exercisable into voting stock of the Bank, or

•	permit the Bank to issue any of its voting stock or securities convertible or exercisable for its voting stock or to sell or otherwise dispose of all or substantially all of its assets.

This restriction does not apply to a disposition or stock issuance:

•	that is for fair market value as determined by our Board of Directors; and

•

if, after giving effect to the disposition or issuance and any potential dilution, we and our wholly-owned subsidiaries will own at least 80% of the voting stock of the Bank or any subsidiary that owns the Bank. (Section 10.8)

ADDITIONAL TERMS OF THE SUBORDINATED DEBT SECURITIES

The following description of the subordinated debt securities sets forth general terms and provisions of the subordinated debt securities in addition to those described under “Description of the Debt Securities” above. We will describe the particular terms of the subordinated debt securities that we offer in the prospectus supplement relating to those subordinated debt securities.

Subordination

The subordinated debt securities will be subordinated to the prior payment in full of:

•

our senior debt securities and all of our other unsecured and unsubordinated indebtedness, unless the instrument creating or evidencing the debt or under which the debt is outstanding states that the debt is not senior debt; and

•	our other indebtedness to the extent set forth in the applicable prospectus supplement.

If we default in the payment of principal, premium, if any, or interest on any senior indebtedness described above, we will not make any direct or indirect payments with respect to the subordinated debt securities unless and until the default on the senior indebtedness has been cured, waived or otherwise ceases to exist. (Sections 13.1 and 13.2)

Option to Defer Interest Payments

If provided in the terms of the subordinated debt securities and as long as no event of default has occurred and is continuing, we will have the right at any time and from time to time to defer payment of interest on subordinated debt securities for a period up to the number of consecutive interest payment periods as specified in the applicable prospectus supplement. The period of any deferral may not extend beyond the stated maturity of the subordinated debt securities.

During the period of any deferral, we will not:

•	declare or pay any dividends or distributions on, or redeem, purchase, acquire or make a liquidation payment with respect to, any shares of our capital stock; or

•

make any payment of principal of or interest or premium, if any, on or repay, repurchase or redeem any debt securities that rank equally in all respects with or junior in interest to the debt securities for which interest payments are deferred.

However, we will not be prohibited from the following:

•	repurchases, redemptions or other acquisitions of shares of our capital stock in connection with:

•	any employment contract, benefit plan or other similar arrangement with or for the benefit of any one or more employees, officers, directors or consultants;

•	a dividend reinvestment or stockholder stock purchase plan; or

•

the issuance of our capital stock, or securities convertible into or exercisable for such capital stock, as consideration in an acquisition transaction entered into prior to the applicable extension period;

•

transactions as a result of an exchange or conversion of any class or series of our capital stock or any capital stock of our subsidiaries, for any class or series of our capital stock, or of any class or series of our indebtedness for any class or series of our capital stock;

•	the purchase of fractional interests in shares of our capital stock pursuant to the conversion or exchange provisions of such capital stock or the securities being converted or exchanged;

•

any declaration of a dividend in connection with any rights plan, or the issuance of rights, stock or other property under any rights plan, or the redemption or repurchase of rights pursuant thereto; or

•

any dividend in the form of stock, warrants, options or other rights where the dividend stock or the stock issuable upon exercise of such warrants, options or other rights is the same stock as that on which the dividend is being paid or ranks equally with or junior to such stock.

We will give notice to the trustee and holders of debt securities of our election to begin a period of interest deferral at least one business day prior to the next succeeding interest payment date on which interest would be paid if not for the deferral. (Section 3.12)

Shortening or Extension of Maturity

If provided in the terms of the subordinated debt securities, we may:

•	shorten the stated maturity of the principal of the subordinated debt securities to any date not earlier than the first date on which we have the right to redeem the subordinated debt securities; and

•	extend the stated maturity of the principal of the subordinated debentures to any date not later than the 49th anniversary of the first interest payment date.

However, we may extend the stated maturity of the subordinated debt securities only if:

•	we are not in bankruptcy, otherwise insolvent or in liquidation;

•	we are not in default in the payment of interest or principal on the subordinated debt securities;

•

the subordinated debt securities are not rated less than BBB- by Standard and Poor’s Ratings Services or Baa3 by Moody’s Investors Service, Inc. or the equivalent by any other nationally recognized rating agency; and

•	after the extension, the subordinated debt securities will not have a remaining term of more than 30 years. (Section 3.15)

DESCRIPTION OF THE WARRANTS

We may issue warrants to purchase debt securities, preferred stock or common stock. We may offer warrants separately or together with one or more additional warrants, debt securities, shares of preferred stock or common stock, or any combination of those securities in the form of units, as described in the applicable prospectus supplement. If we issue warrants as part of a unit, the applicable prospectus supplement will specify whether those warrants may be separated from the other securities in the unit prior to the warrants’ expiration date. We will issue the warrants under warrant agreements to be entered into between us and a bank or trust company, as warrant agent, all as described in the applicable prospectus supplement. The warrant agent will act solely as our agent in connection with the warrants and will not assume any obligation or relationship of agency or trust for or with any holders or beneficial owners of warrants.

We will describe the particular terms of any warrants that we offer in the prospectus supplement relating to those warrants. Those terms may include the following:

•	the specific designation and aggregate number of warrants, and the price at which we will issue the warrants;

•	the currency or currency units in which the offering price, if any, and the exercise price are payable;

•

the date on which the right to exercise the warrants will begin and the date on which the right will expire or, if the warrants are not continuously exercisable throughout that period, the specific date or dates on which they are exercisable;

•	whether the warrants will be issued in fully registered form or bearer form, in definitive or global form or in any combination of these forms;

•	any applicable material United States federal income tax considerations;

•	the identity of the warrant agent for the warrants and of any other depositaries, execution or paying agents, transfer agents, registrars or other agents;

•	the designation, amount, currency, denominations and terms of any preferred stock or common stock purchasable upon exercise of the warrants;

•	the designation, aggregate principal amount, currency, denomination and terms of any debt securities that may be purchased upon exercise of the warrants;

•	if applicable, the designation and terms of the debt securities, preferred stock or common stock with which the warrants are issued and the number of warrants issued with each security;

•	if applicable, the date from and after which the warrants and the related debt securities, preferred stock or common stock will be separately transferable;

•	the number of shares of preferred stock or common stock purchasable upon exercise of any warrant and the price at which those shares may be purchased;

•	provisions for changes to or adjustments in the exercise price;

•	if applicable, the minimum or maximum number of warrants that may be exercised at any one time;

•	information with respect to book-entry procedures, if any;

•	the antidilution provision of the warrants, if any;

•	any redemption or call provisions; and

•	any additional terms of the warrants, including terms, procedures and limitations relating to the exchange and exercise of the warrants.

DESCRIPTION OF THE STOCK PURCHASE CONTRACTS AND STOCK PURCHASE UNITS

We may issue stock purchase contracts, including contracts obligating holders to purchase from or sell to us, and us to sell to or purchase from the holders, a specified number of shares of our common stock or preferred stock at a future date or dates. The price per share of common stock or preferred stock and the number of shares of each may be fixed at the time the stock purchase contracts are issued or may be determined by reference to a specific formula set forth in the stock purchase contracts. The stock purchase contracts may be issued separately or as part of units that we call “stock purchase units.” Stock purchase units consist of a stock purchase contract and beneficial interests in:

•	debt securities;

•	debt obligations of third parties, including U.S. treasury securities; or

•	preferred securities issued by trusts, all of whose common securities are owned by us or by one of our subsidiaries.

The beneficial interests comprising a part of a stock purchase unit may secure the holders’ obligations to purchase or sell the common stock or preferred stock under the stock purchase contracts.

The stock purchase contracts may require us to make periodic payments to the holders of the stock purchase contracts or for the holders to make periodic payments to us. These payments may be unsecured or prefunded on some basis. The stock purchase contracts may require holders to secure their obligations under those contracts in a specified manner.

If we issue stock purchase contracts or stock purchase units, the applicable prospectus supplement will describe the terms of the stock purchase contracts or stock purchase units, including:

•

the designation and terms of the stock purchase contracts and, if applicable, the stock purchase units of which they are a part, including whether and under what circumstances the securities forming a stock purchase unit may be held or transferred separately;

•

whether the stock purchase contracts obligate the holder to purchase or sell, or both purchase and sell, our common stock or preferred stock, and the nature and amount of those securities, or the method of determining those amounts;

•	the method and terms of settlement of the stock purchase contracts;

•	any collateral or depositary arrangements, if applicable; and

•	any material U.S. federal income tax considerations.

DESCRIPTION OF THE PREFERRED SECURITIES OF THE TRUSTS,

THE PREFERRED SECURITIES GUARANTEES AND RELATED OBLIGATIONS

We will describe the terms of any trust’s preferred securities, subordinated debt securities issued to a trust, preferred securities guarantees and related obligations in the prospectus supplement relating to the offering of those securities.

GLOBAL SECURITIES

The securities of any series may be issued in whole or in part in the form of one or more global securities that we will identify in a prospectus supplement. Unless and until it is exchanged in whole or in part for the individual securities represented thereby, a global security may not be registered for transfer or exchange except:

•

as a whole by the depositary for the global security to a nominee of the depositary, by a nominee of the depositary to the depositary or another nominee of the depositary, or by the depositary or a nominee of the depositary to a successor depositary or a nominee of the successor depositary; and

•	in any other circumstances described in the prospectus supplement relating to those securities.

The specific terms of the depositary arrangement with respect to any portion of a series of securities to be represented by a global security will be described in the prospectus supplement relating to those securities. We expect that DTC will act as the securities depositary for the global securities and that the following provisions will apply to the depositary arrangements.

If any securities are to be issued in global form, you will not receive a paper certificate representing those securities. Instead, we will deposit with DTC or its custodian one or more global certificates registered in the name of DTC’s nominee, Cede & Co. Upon the issuance of the global security, and the deposit of the global security with or on behalf of DTC, DTC will credit on its book entry registration and transfer system the respective principal amounts of the securities represented by the global security to the accounts of institutions we call “participants” that have accounts with DTC or its nominee. Generally, the underwriters or agents selling the securities will designate the accounts to be credited. If we directly offer and sell securities, we will designate the accounts to be credited.

Since the global certificate will be registered in the name of DTC or its nominee, DTC or its nominee will have legal or record ownership of the global security. Investors that purchase the securities will own a beneficial interest in the global security. Ownership of beneficial interests in the global security will be limited to participants or persons that may hold interests through participants. Ownership of beneficial interests by participants in the global security will be shown on, and the transfer of that ownership interest will be effected only through, records maintained by DTC or its nominee for the global security. Ownership of beneficial interests in the global security by persons that hold through participants will be shown on, and the transfer of that ownership interest within the participant will be effected only through, records maintained by the participant. The laws of some jurisdictions require that certain purchasers of securities take physical delivery of the securities in certificated form. Those laws and the limitations described in this prospectus may impair the ability to transfer beneficial interests in the global securities.

DTC will have no knowledge of the actual beneficial owners of the global securities. DTC will not deliver to beneficial owners written confirmation of their purchase, but we expect that beneficial owners will receive written confirmations providing details of the purchase, as well as periodic statements of their holdings, from the participants through which the beneficial owners purchase the securities.

So long as DTC or its nominee is the registered owner of the global security, DTC or its nominee, as the case may be, will be considered the sole owner or “holder” of the securities represented by the global security for all purposes under any indenture or other instrument under which those securities are issued. Unless otherwise specified in the applicable prospectus supplement, owners of beneficial interests in the global security will not be entitled to have securities of the series represented by the global security registered in their names, will not receive or be entitled to receive physical delivery of securities of the series in certificated form and will not be considered the holders of the securities for any purposes under any indenture or other instrument under which those securities are issued. Accordingly, each person owning a beneficial interest in the global security must rely on the procedures of DTC and, if the person is not a participant, on the procedures of the participant through which the person owns its interest to exercise any rights of a holder of securities under any applicable indenture or other instrument. We understand that under existing industry practices, if we request any action of holders or an owner of a beneficial interest in the global security desires to give any notice or take any action a holder is entitled to give or take under any applicable indenture or other instrument, then DTC would authorize the participants to give this notice or take this action, and participants would authorize beneficial owners owning through these participants to give this notice or take this action or would otherwise act upon the instructions of beneficial owners owning through them.

We will pay the principal of, and any interest, premium and other distributions and payments on global securities registered in the name of or held by DTC or its nominee to the relevant trustee or agent, who in turn will make payments to DTC or its nominee, as the case may be, as the registered owner and holder of the global certificate representing those securities in immediately available funds. We have been advised by DTC that upon receipt of any payment on a global certificate, DTC will immediately credit, on its book-entry registration and transfer system, accounts of participants with payments in amounts proportionate to their respective beneficial interests in the principal or stated amount of that global certificate as shown in the records of DTC. Payments by participants to owners of beneficial interests in a global certificate held through those participants will be governed by standing instructions and customary practices and will be the sole responsibility of those participants, subject to any statutory or regulatory requirements as may be in effect from time to time.

DTC may discontinue providing its services as depositary at any time by giving reasonable notice to us and any relevant trustee or agent. In the event that a successor securities depositary is not obtained, definitive certificates representing the securities are required to be printed and delivered. At our option, we may decide to discontinue use of the system of book-entry transfers through DTC (or a successor depositary).

Although voting with respect to the global securities is limited to the holders of record of the global securities, in those instances in which a vote is required, neither DTC nor its nominee will itself consent or vote with respect to global securities. Under its usual procedures, DTC would mail an omnibus proxy to the relevant trustee or agent as soon as possible after the record date. The omnibus proxy will assign Cede & Co.’s consenting or voting rights to those direct participants to whose accounts such global securities are credited on the record date.

The following is based on information furnished by DTC: DTC, the world’s largest securities depository, is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934. DTC holds and provides asset servicing for over 3.5 million issues of U.S. and non-U.S. equity issues, corporate and municipal debt issues, and money market instruments from over 100 countries that DTC’s participants deposit with DTC. DTC also facilitates the post-trade settlement among participants of sales and other securities transactions in deposited securities, through electronic computerized book-entry transfers and pledges between participants’ accounts. This eliminates the need for physical movement of securities certificates. Participants include both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, clearing corporations, and certain other organizations. DTC is a wholly-owned subsidiary of The Depository Trust & Clearing Corporation (“DTCC”). DTCC is the holding company for DTC, National Securities Clearing Corporation and Fixed Income Clearing Corporation, all of which are registered clearing agencies. DTCC is owned by the users of its regulated subsidiaries. Access to the DTC system is also available to others such as both U.S. and non-U.S. securities brokers and dealers, banks, trust companies, and clearing corporations that clear through or maintain a custodial relationship with a participant, either directly or indirectly. DTC has Standard & Poor’s highest rating: AAA. The DTC Rules applicable to DTC and its participants are on file with the SEC.

The information in this section concerning DTC and DTC’s book-entry system has been obtained from sources that we believe to be accurate, but we assume no responsibility for its accuracy. We have no responsibility for the performance by DTC or its participants of their respective obligations.

PLAN OF DISTRIBUTION

We and the trusts may sell the securities to or through underwriters, through dealers or agents, directly to you or through a combination of these methods. The prospectus supplement with respect to any offering of securities will describe the specific terms of the securities being offered, including:

•	the name or names of any underwriters, dealers or agents;

•	the purchase price of the securities and the proceeds to us from the sale;

•	any underwriting discounts and commissions or agency fees and other items constituting underwriters’ or agents’ compensation;

•	any initial public offering price;

•	any discounts or concessions allowed or reallowed or paid to dealers; and

•	any securities exchange on which the offered securities may be listed.

Through Underwriters. If we use underwriters in the sale of the securities, the underwriters will acquire the securities for their own account. We will execute an underwriting agreement with an underwriter or underwriters once an agreement for sale of the securities is reached. The underwriters may resell the securities from time to time in one or more transactions, including negotiated transactions, at a fixed public offering price or at varying prices determined at the time of sale. The underwriters may sell the securities directly to investors or through underwriting syndicates represented by one or more managing underwriters. We will name the underwriter or underwriters with respect to a particular underwritten offering of securities in the prospectus supplement relating to that offering and, if an underwriting syndicate is used, we will also name the managing underwriter or underwriters on the cover page of the prospectus supplement. Unless otherwise stated in the prospectus supplement, the obligations of the underwriters to purchase the securities will be subject to certain conditions, and the underwriters will be obligated to purchase all the securities if any are purchased.

Through Dealers. If we use a dealer to sell the securities, we will sell the offered securities to the dealer as principal. The dealer may then resell those offered securities at varying prices determined at the time of resale. Any initial public offering price and any discounts or concessions allowed or reallowed or paid to dealers may be changed from time to time.

Through Agents. If we use agents in the sale of securities, we may designate one or more agents to sell offered securities. Unless otherwise stated in a prospectus supplement, the agents will agree to use their best efforts to solicit purchases for the period of their appointment.

Directly to Purchasers. We may sell the offered securities directly to one or more purchasers. In this case, no underwriters, dealers or agents would be involved. We will describe the terms of our direct sales in our prospectus supplement.

General Information. A prospectus supplement will state the name of any underwriter, dealer or agent and the amount of any compensation, underwriting discounts or concessions paid, allowed or reallowed to them. A prospectus supplement will also state the proceeds to us from the sale of offered securities, any initial public offering price and other terms of the offering of those offered securities.

Our agents, underwriters and dealers, or their affiliates, may be customers of, engage in transactions with or perform services for us in the ordinary course of business.

We may authorize agents, underwriters or dealers to solicit offers by certain institutions to purchase offered securities from us at the public offering price and on terms described in the related prospectus supplement pursuant to delayed delivery contracts providing for payment and delivery on a specified date in the future. If we use delayed delivery contracts, we will disclose that we are using them in our prospectus supplement and will tell you when we will demand payment and delivery of the securities. The delayed delivery contracts will be subject only to the conditions we set forth in our prospectus supplement.

We may enter into agreements to indemnify agents, underwriters and dealers against certain civil liabilities, including liabilities under the Securities Act of 1933.

LEGAL MATTERS

Schiff Hardin LLP, Chicago, Illinois, will pass upon the validity of the securities offered by this prospectus for us. Attorneys participating in such offerings on behalf of the firm and their spouses own approximately 44,720 shares of Northern Trust Corporation common stock. Richards Layton & Finger, P.A., Wilmington, Delaware, will pass upon certain matters of Delaware law relating to the validity of the trust securities, the enforceability of the trust agreements and the creation of the trusts. Legal matters will be passed upon for any underwriters, dealers or agents by counsel named in the applicable prospectus supplement.

EXPERTS

The consolidated financial statements of Northern Trust Corporation and subsidiaries appearing in Northern Trust’s Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of Northern Trust’s internal control over financial reporting as of December 31, 2007, have been audited by KPMG LLP, an independent registered public accounting firm, and have been incorporated herein by reference in reliance upon the reports of such firm given their authority as experts in accounting and auditing. The audit report covering the December 31, 2007 financial statements refers to changes in Northern Trust’s method of accounting for stock-based compensation and its method of accounting for defined benefit pension and other postretirement plans.

$500,000,000

Northern Trust Corporation

4.625% Notes due 2014

PROSPECTUS SUPPLEMENT

Goldman, Sachs & Co.

Morgan Stanley

Banc of America Securities LLC

Loop Capital Markets, LLC

The Williams Capital Group, L.P.

April 28, 2009